Exhibit 2.2

Execution Copy

AMENDED AND RESTATED

EQUITY INTEREST PURCHASE AND REORGANIZATION AGREEMENT

BY AND AMONG

MARPAI, INC.,

MARPAI HEALTH, INC.,

THE NOTEHOLDERS AND STOCKHOLDERS OF MARPAI HEALTH, INC.,

CONTINENTAL BENEFITS, LLC,

WELLENTERPRISES USA, LLC

AND

HILLCOUR, INC.

DATED AS OF APRIL 1, 2021

AMENDED AND RESTATED

EQUITY INTEREST PURCHASE AND REORGANIZATION AGREEMENT

THIS AMENDED AND RESTATED EQUITY INTEREST PURCHASE AND REORGANIZATION AGREEMENT (this “Agreement”) is entered into as of April 1, 2021 (the “Effective Date”) by and among Marpai, Inc., a Delaware corporation (“Buyer”), Marpai Health, Inc., a Delaware corporation (“Marpai”), the undersigned stockholders and the holders of convertible notes of Marpai (“Marpai Stockholders” and “Marpai Noteholders”, respectively, and collectively “Marpai Sellers”), Continental Benefits, LLC, a Florida limited liability company (the “Company”), and WellEnterprises USA, LLC, a Florida limited liability company (the “Company Seller” and collectively with the Marpai Sellers, the “Sellers”), and, solely for the purposes set forth in Section 13.15, HillCour, Inc., a Florida corporation (“Hillcour”). Buyer, Marpai, the Marpai Sellers, the Company, and the Company Seller are sometimes referred to collectively as the “Parties” and each as a “Party.” The term “Company” includes WellSystems, LLC, a Florida limited liability company and wholly owned subsidiary of the Company, on a consolidated basis, where the context requires. The parties to that certain Equity Interest Purchase and Reorganization Agreement, entered into February 10, 2021 (“Original Agreement”), by and between certain of the Parties to this Agreement, agree that, for good and valuable consideration, the sufficiency of which is hereby acknowledged, this Agreement amends and supersedes the Original Agreement in its entirety, with certain additional New Noteholders being made party to this Agreement.

PRELIMINARY STATEMENTS

On the Closing Date, the Parties will consummate a reorganization (the “Reorganization”) pursuant to which (i) the Marpai Noteholders will convert convertible notes of Marpai (the “Marpai Notes”) issued between March 1, 2019 and October  31, 2020, in an aggregate principal amount of $3,800,000 (the “Original Notes”) into shares of Marpai applying Section 3.3 of the Original Notes based on a pre-money valuation of Marpai of $35,000,000 (and with each such Marpai Noteholder consenting and agreeing to the conversion of such Original Notes, instead of the repayment of such Original Notes in cash) (the “Conversion”); (ii) the Marpai Noteholders will exchange Marpai Notes issued after November 1, 2020, in an aggregate principal amount of $2,150,000 (the “New Notes”), on a dollar for dollar basis, for convertible notes made by Buyer (“New Buyer Notes”) pursuant to a Note Exchange Agreement to be entered into by Buyer and the holders of the New Notes (“New Noteholders”), the form of which is attached hereto as Exhibit A (“Note Exchange”); (iii) immediately following the Conversion and the Note Exchange, the Marpai Stockholders and the Marpai Noteholders that previously held Original Notes (“Original Noteholders”) will contribute, or cause to be contributed, to Buyer all of the issued and outstanding capital stock of Marpai (the “Marpai Stock”), (iv) the Company Seller will contribute, or cause to be contributed, to Buyer its entire membership interest in the Company (the “Membership Interests” and collectively with the Marpai Stock, the “Seller Securities”), (v) Buyer will issue a combination of shares of its Class A Common Stock par value $0.0001 per share (“Class A Common Stock”), and Class B Common Stock par value $0.0001 per share, (“Class B Common Stock”) and collectively with Class A Common Stock, the “Buyer Stock”) to the Company Seller, Marpai Stockholders and Original Noteholders, upon the terms and subject to the conditions set forth in this Agreement, with Schedule A: Schedule of Consideration setting forth the classes and an estimate of the amounts of Buyer Stock to be issued; and (vi) Buyer shall issue the New Buyer Notes to the New Noteholders pursuant to the Note Exchange. Consequently, immediately after the Closing, Sellers will be in “control,” as defined in Section 368(c) of the Code, of Buyer.

The Parties shall treat the Reorganization as part of the same plan of reorganization pursuant to Section 351 of the Code.

RECITALS

A.            The Marpai Stockholders hold and own all of the Marpai Stock issued and outstanding as of the date hereof;

B.            The Marpai Noteholders, collectively, hold and own all of the issued and outstanding Marpai Notes;

C.            The Company Seller holds and owns all of the issued and outstanding Membership Interests;

D.            At the Closing, the Original Noteholders desire to convert all of the Original Notes into Marpai Stock pursuant to the Conversion;

E.            At the Closing, the New Noteholders shall exchange the New Notes into New Buyer Notes pursuant to the Note Exchange;

F.            (i) The Marpai Sellers desires to sell, and Buyer desires to purchase, immediately following the Conversion, one hundred percent (100%) of the issued and outstanding Marpai Stock, and (ii) the Company Seller desires to sell, and Buyer desires to purchase, immediately following the conversion, one hundred percent (100%) of the Membership Interests, for the consideration and on the terms set forth in this Agreement (the “Acquisition”). Marpai Sellers shall obtain a pre-ruling from the Israeli tax authority confirming that the Acquisition will be treated as a tax-free exchange, pursuant to the Israeli Tax Ordinance;

G.            In exchange for the Marpai Stock and the Membership Interests, Buyer shall issue to the Sellers the Buyer Stock, the issuance of which shall result in Sellers being, immediately after the Closing, in control, as defined in Section 368(c) of the Code, of Buyer, on a fully diluted basis;

H.            Following the Closing, Buyer (on a consolidated basis with the Company and Marpai) shall undertake a firm commitment, underwritten public offering of its common stock on terms approved by the Buyer in its sole discretion (the “IPO”);

H.            For the avoidance of any doubt, the Parties intend, and shall not take any position contrary to the intention that the Conversion, the Acquisition, and the IPO shall be treated as an integrated plan.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows (Schedule B hereto contains definitions of certain terms used in this Agreement not otherwise defined herein):

ARTICLE 1
PURCHASE AND SALE

1.1            Sale and Transfer of Seller Securities and Exchange of New Notes. On the terms and subject to the conditions of this Agreement, at the Closing, the Original Noteholders shall convert all of the Original Notes pursuant to the Conversion, and, immediately following the Conversion, the Sellers shall sell, transfer and deliver the Seller Securities to Buyer, and Buyer shall purchase the Seller Securities from the Sellers, free and clear of all Liens. At the Closing, the New Noteholders will receive New Buyer Notes in exchange for the New Notes.

1.2            Consideration. The aggregate consideration for the Seller Securities (the “Consideration”) shall be the number and classes of shares of Buyer Stock that would result after the Conversion and after the Acquisition in:

1.2.1            the Company Seller receiving in the transactions contemplated by this Agreement an aggregate percentage of Buyer Stock (excluding in determining such percentage any shares of Buyer Stock owned by Seller or its Affiliates prior to Closing) equal to 1) the Company Valuation divided by 2) the sum of the Company Valuation and the Marpai Valuation (the “Company Consideration”);

1.2.2            the Marpai Stockholders and Original Noteholders receiving in the transactions contemplated by this Agreement an aggregate percentage of Buyer Stock equal to 1) the Marpai Valuation divided by 2) the sum of the Company Valuation and the Marpai Valuation, with such Buyer Stock being issued to the Marpai Stockholders and Original Noteholders pro-rata based on their ownership of Marpai immediately after the Conversion and immediately prior to the Acquisition (the “Marpai Consideration”). For the avoidance of any doubt, the Marpai Consideration shall not include the Escrow Amount or the New Buyer Notes, and the calculations contemplated by this Section 1.2.2 shall be exclusive of the Note Exchange; and

1.2.3            Buyer Stock issuable hereunder to Company Seller and Marpai Sellers in exchange for Seller Securities will be comprised of shares of Class A Common Stock and shares of Class B Common Stock and an estimate is set forth in the Schedule of Consideration. If fewer shares of Buyer Stock are actually issuable to Company Seller and Hillcour Investment Fund, LLC than as set forth on the Schedule of Consideration, the number of shares of Class A Common Stock (not the number of shares of Class B Common Stock) will be reduced.

1.3            The “Company Valuation” shall be equal to:

1.3.1            $8,500,000;

1.3.2            Plus Closing Cash;

1.3.3            Minus Closing Indebtedness;

1.3.4            Minus the Transaction Expenses;

1.3.5            Plus the Net Working Capital Adjustment;

1.3.6            Minus the Phantom Plan Payments to the extent paid by the Company or Buyer.

1.4            The “Marpai Valuation” shall be equal to $35,000,000.

1.5            Definitions:

1.5.1            “Closing Cash” shall mean the aggregate amount of cash and cash equivalents of the Company at the Effective Closing Time, determined in accordance with the Company’s accounting principles in effect on the Closing Date, but excluding any insurance proceeds received or receivable under any insurance policy in connection with the damage or destruction of any property and equipment reflected in the Most Recent Balance Sheet (“Insurance Proceeds”); for the avoidance of doubt, (A) Closing Cash shall be calculated net of issued (i.e., checks mailed or, if payment is made electronically, the effective date of such payment has occurred) but uncleared checks and drafts and (B) Closing Cash shall include checks and drafts received by the Company as of the Effective Closing Time but not yet deposited. Closing Cash shall not be less than the amount set forth on Schedule 1.5.1 hereof; plus

1.5.2            “Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company that is funded and outstanding as of the Effective Closing Time. Closing Indebtedness shall be zero dollars ($0.00). Closing Indebtedness shall not include the Covered Liabilities or the fees payable to FTI Consulting.

1.5.3            “Transaction Expenses” means all expenses of the Company not paid before Closing that were incurred in connection with preparing and executing this Agreement, the Transaction Documents and consummating the Transactions, including (A) fees and disbursements of brokers, attorneys, accountants, financial advisors and other advisors and service providers, payable by the Company, as applicable, under Section 7.4 and (B) any severance resulting from any termination of employment prior to the Closing Date (other than termination of employment resulting from the actions of, or at the request of, Buyer or its Affiliates) and any payroll Taxes payable by the Company, as applicable in connection therewith. For the avoidance of doubt, the bonuses payable pursuant to the Special Bonus Agreements will not be considered Transaction Expenses. For the avoidance of doubt, Transaction Expenses shall include only those expenses described herein that are solely related to the Acquisition and shall not include expenses incurred by the Company in connection with any subsequent IPO and preparation therefore.

1.5.4            “Net Working Capital Adjustment” means the positive (or negative) amount, if any, by which Net Working Capital exceeds (or is less than) Target Net Working Capital; provided, however, that if the absolute value of the Net Working Capital Adjustment is less than $150,000, the Net Working Capital Adjustment will be zero.

1.5.5            “Net Working Capital” means, as of the Effective Closing Time and determined on a consolidated basis in accordance with the Net Working Capital Calculation Methodology, the excess, if any, of:

(a)               the sum of all current assets of the Company that are included in the general ledger accounts identified on Schedule 1.5.5, excluding for the avoidance of doubt any current assets in Closing Cash or NWC Exclusions; minus

(b)               all current liabilities of the Company that are included in the general ledger accounts identified on Schedule 1.5.5, excluding for the avoidance of doubt (1) any current liabilities in the NWC Exclusions; (2) the current portion of the Closing Indebtedness; and (3) any liability arising for the Transaction Expenses and Covered Liabilities.

(c)               Schedule 1.5.5 sets forth an illustrative calculation of Net Working Capital. Schedule 1.5.5 also provides the methodology by which the Net Working Capital is determined for all purposes under this Agreement (the “Net Working Capital Calculation Methodology”).

(d)               “NWC Exclusions” means those items identified as NWC Exclusions on attached Schedule 1.5.5.

(e)               “Target Net Working Capital” means -$400,000 (negative Four Hundred Thousand Dollars).

1.6            Payments at Closing.

1.6.1            At Closing, Buyer will issue and deliver, or will cause to be transferred, a) to the Marpai Sellers (or their assigns) the Marpai Consideration, rounded up to the nearest whole share, which shares shall be represented by one or more certificates issued to the Marpai Sellers (or their assigns); and b) to the Company Seller (or their assigns) the Projected Company Consideration, rounded up to the nearest whole share, which shares shall be represented by one or more certificates issued to Company Seller (or its assigns).

1.6.2            In order to secure the obligations of the Company Seller under Section 1.8 and Section 10.1(a), on or before April 30, 2021, the Company Seller shall deposit Five Hundred Thousand Dollars ($500,000.00) (the “Escrow Amount”) in an escrow account (the “Escrow Account”) with Citigroup (or another escrow agent acceptable to Buyer and the Company Seller) (the “Escrow Agent”) to be held in escrow for a period of eighteen (18) months after the Closing Date (“Escrow Period”) in accordance with an escrow agreement among Company Seller, Buyer and the Escrow Agent to be executed and delivered not later than April 30, 2021. For the avoidance of any doubt, the Escrow Amount shall not be treated as consideration under this Agreement.

1.6.3            Attached Schedule 1.6.3 sets forth an illustrative calculation of the Projected Company Consideration, including projected Net Working Capital based on information available as of the last month-end prior to the Effective Date.

1.7            Procedure for Determining Projected Company Consideration and Final Company Consideration.

1.7.1            Projected Company Consideration. At least three Business Days but no more than five Business Days before Closing, the Company Seller will deliver (or cause to be delivered) (i) the Company Seller’s written good faith estimate of the Company Consideration (the “Projected Company Consideration”) to Buyer, in the form of, and including only the line items shown in, Schedule 1.6.3, with reasonable supporting detail, which will include (A) the Company Seller’s good faith estimate of Net Working Capital prepared in accordance with Schedule 1.5.5, Closing Cash, Closing Indebtedness, and Transaction Expenses, (B) the Company Seller’s good faith estimate of the closing balance sheet of the Company as of the Effective Closing Time prepared in accordance with GAAP (without giving effect to the purchase and sale of the Seller Securities or the other transactions pursuant to this Agreement), and the other principles set forth on Schedule 1.6.3, and (C) any other information, data or calculation that is reasonably necessary to support the Company Seller’s determination of the Projected Company Consideration and (ii) an updated version of the Phantom Unit Schedule as of the Closing Date (the “Closing Phantom Unit Schedule”). The Company Seller shall make its Representatives reasonably available, and the Company’s Representatives shall be reasonably available, to Buyer prior to the Closing and following delivery of the Projected Company Consideration and the Closing Phantom Unit Schedule to discuss the calculation of the Projected Company Consideration and Phantom Plan Payments. The Company Seller shall consider in good faith any reasonable comments of Buyer and correct any undisputed errors in the Projected Company Consideration and Phantom Plan Payments prior to Closing; provided, however, the opportunity to comment and any comments submitted by Buyer shall not in any way limit or modify Buyer’s rights and obligations under Section 1.7.2 and Section 1.7.3.

1.7.2            Proposed Final Company Consideration. Within 90 days after Closing, Buyer will deliver (or cause to be delivered) Buyer’s good faith determination of the Company Consideration (the “Proposed Final Company Consideration”) to the Company Seller, in the form of, and including only the line items shown in, Schedule 1.6.3 with reasonable supporting detail, which will include Buyer’s good faith (i) calculation of Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses, (ii) preparation of the closing balance sheet of the Company as of the Effective Closing Time prepared in accordance with GAAP (without giving effect to the purchase and sale of the Seller Securities or the other transactions pursuant to this Agreement), (iii) calculation of the Proposed Final Company Consideration, and (iv) any other calculation, information and data that is reasonably necessary to support its determination of the Proposed Final Company Consideration.

1.7.3            Review and Resolution of Disputes Concerning the Final Company Consideration.

(a)            Within 60 days after it receives Buyer’s determination of the Proposed Final Company Consideration (the “Review Period”), the Company Seller may dispute any items included in that determination. During the Review Period, Buyer will make reasonably available to the Company Seller and its Representatives all relevant books, records and work papers (including those of Buyer’s internal and external accountants) in Buyer’s possession or under its control relating to its determination of the Proposed Final Company Consideration and all other items reasonably requested by the Company Seller or its Representatives in connection with the determination of the Proposed Final Company Consideration.

(b)            If the Company Seller indicates in writing that it is satisfied with the Proposed Final Company Consideration, or if it does not deliver an Objection to Buyer before the end of the Review Period, then the Proposed Final Company Consideration shall become the “Final Company Consideration” and shall be binding and conclusive upon the Parties. If the Company Seller disputes Buyer’s calculation of the Final Company Consideration, then the Company Seller will so inform Buyer in writing (the “Objection”) during the Review Period. The Objection will include all disputed items and describe the basis of the Objection for each item in reasonable detail. If the Objection does not dispute the determination of one or more items reflected in Buyer’s calculation of the Final Company Consideration, then Buyer’s determination of those undisputed items will be final.

(c)            Representatives of the Parties will attempt in good faith to resolve all disputed items within 30 days after Company Seller’s delivery of the notice of Objections. If such Representatives are unable to resolve all differences during such 30 day period, any remaining differences will be referred to the chief financial officers of Buyer and Company Seller who will endeavor in good faith to resolve any remaining differences for an additional 15 day period, and if the respective chief financial officers are not able to resolve all remaining differences in such 15 day period, any remaining differences will be referred to the chief executive officers of Buyer and Company Seller who will endeavor in good faith to resolve such remaining differences for an additional 15 day period. If the Parties reach agreement in writing on any disputed items, the Final Company Consideration will be modified to reflect the adjustments accepted pursuant to this Section 1.7.3(c) and those otherwise agreed to in writing by the Parties and shall be binding and conclusive upon the Parties.

(d)            If the Parties do not resolve all of the disputed items within the  period set forth in Section 1.7.3(c), the remaining disputed items (collectively, the “Remaining Disputed Items”) will be submitted to CBIZ MHM, LLC or another independent accounting firm, in each case, with no current or past (within the prior five years) material relationship or engagement with any Party (or their Affiliates) agreed upon by Buyer and the Company Seller (the “Independent Accounting Firm”). The Independent Accounting Firm will act as an expert (not as an arbitrator). The scope of the review by the Independent Accounting Firm will be limited to (i) determining whether the Remaining Disputed Items were prepared in accordance with Section 1.7 and whether there were mathematical errors with respect to such Remaining Disputed Items and (ii) based on its determinations of the matters described in clause (i), preparing and delivering to the Parties a statement of the adjustments (if any) to the Proposed Final Company Consideration that are necessary with respect to the Remaining Disputed Items to comply with the requirements of Section 1.7. The Independent Accounting Firm shall not make, or be asked to make, any determinations other than those described in the preceding sentence. The Independent Accounting Firm’s determination shall be based solely on the terms and procedures of this Agreement and the submissions and supporting materials provided by Buyer and Company Seller in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).

(e)            Buyer and Company Seller shall use their reasonable best efforts to cause the Independent Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable after submission of the Remaining Disputed Items, and in any event within 60 days after it accepts the referral and on the basis set forth in this Article 3. The Parties will make readily available to the Independent Accounting Firm all relevant books, records and workpapers (including those of their respective internal and external accountants) in their respective possession or under their respective control relating to the calculation of the Remaining Disputed Items. During the 60-day review period, neither Party, nor any of their Representatives, will communicate with the Independent Accounting Firm regarding its review and determination, unless the Party wishing to initiate communication with the Independent Accounting Firm has first provided the other Party with at least five Business Days prior written notice of the proposed communication and an opportunity to be present for or otherwise participate in the communication. Each Party shall be given an opportunity to respond to the other Party’s submission, including with respect to requests and questions from the Independent Accounting Firm, and if a Party does respond, the other Party shall be given an opportunity to respond and to the extent such response contains new information, material or arguments, a Party shall be given an opportunity to respond solely to such new information, material and/or arguments. The Independent Accounting Firm’s determination of the proper calculation of the Remaining Disputed Items will:

(i)            be no less than the lesser of the amount claimed by either Buyer or the Company Seller, and no greater than the greater of the amount claimed by either Buyer or the Company Seller;

(ii)           be delivered in writing to Buyer and the Company Seller, and will include a reasoned explanation of the final determination(s) and the responsibility of Buyer and the Company Seller for the Independent Accounting Firm’s cost and expenses of its review and report determined in accordance with subsection 1.7.4; and

(iii)          be conclusive and binding on the Parties and not subject to appeal by any Party, absent manifest error.

1.7.4            Buyer will pay the portion of the cost and expenses of the Independent Accounting Firm’s review and report that is represented by the dollar value of all Remaining Disputed Items that the Independent Accounting Firm determines are in accordance with or closest to the Company Seller’s position, divided by the total dollar value of the Remaining Disputed Items. The Company Seller will pay the remainder, if any, of those costs and expenses. For example, if the dollar value of the Remaining Disputed Items is $100 and the Independent Accounting Firm determines that items totaling $80 are in accordance with or closest to the Company Seller’s position and items totaling $20 are in accordance with or closest to Buyer’s position, then the Independent Accounting Firm’s costs and expenses would be paid 20% by the Company Seller and 80% by Buyer.

1.7.5            The process set forth in this Section 1.7 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Final Consideration and the calculations and amounts on which it is based or set forth in the related statements and notices delivered in connection therewith. After the determination of the Final Consideration, none of the Parties shall have the right to make any claim based upon the preparation of the Final Statement or the calculation of Closing Cash, Closing Indebtedness, and Company Transaction Expenses as of the Closing (even if subsequent events or subsequently discovered facts would have affected the determination of the Final Consideration or the calculations of Closing Cash, Closing Indebtedness, and Company Transaction Expenses had such subsequent events or subsequently discovered facts been known at the time of the determination of the Final Consideration).

1.8            Final Closing Payment. Within five days after the Final Company Consideration is ultimately determined pursuant to Section 1.7:

1.8.1            If the Final Company Consideration is greater than the Projected Company Consideration, then the Buyer shall issue to Company Seller the amount of Buyer Stock necessary to resolve such shortfall.

1.8.2            If the Final Company Consideration is less than the Projected Company Consideration, then Buyer and Company Seller shall, within three (3) Business Days following the date on which the Final Company Consideration is finally determined pursuant to this Agreement, deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to release to Buyer a portion of the Escrow Amount from the Escrow Account equal to the amount of such difference.

1.8.3            If the Final Company Consideration is equal to the Projected Company Consideration, then there will be no adjustment to the Consideration pursuant to this Section 1.8.

1.9            Phantom Plan Payments. Company and/or Company Seller will discharge at Closing, or if not reasonably possible then no later than 10 Business Days after Closing, all Phantom Plan Payments in accordance with the Closing Phantom Unit Schedule in accordance with Company’s ordinary payroll practices pursuant to agreements with each holder of Phantom Units (“Buyout Agreements”), and subject to any applicable withholding. Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor any of its Affiliates shall be liable to any Person for any inaccuracies in or any disputes or claims to the extent related to the calculation of the Phantom Plan Payments or the portion thereof payable to any Person in accordance with the Closing Phantom Unit Schedule. Prior to the Closing, the Company and Company Seller shall take all necessary actions with respect to the Phantom Unit Plan to (i) give effect to the transactions contemplated by this Section 1.9; (ii) terminate the Phantom Unit Plan effective before the Closing Date in a manner that complies with Section 409A of the Code and the terms of the Phantom Unit Plan; and (iii) ensure that, after the termination of the Phantom Unit Plan, neither any holder of Phantom Unit Awards or any beneficiary thereof, nor any other participant in the Phantom Unit Plan shall have any right thereunder to receive any payment or benefit with respect to any award previously granted under the Phantom Unit Plan, other than the applicable Phantom Plan Payments.

1.10          Assignment of Topcare Trademark. Prior to or concurrently with the Closing, Hillcour shall assign the service mark “TOPCARE” (Registration No. 5,915,552) and the patent applications set forth on Schedule 1.10 hereof to the Company pursuant to the Intellectual Property Assignment Agreement attached hereto as Exhibit B (“IPAA”).

ARTICLE 2
CLOSING

2.1            Closing. The Conversion, the Note Exchange and the consummation of the purchase and sale of the Seller Securities (the “Closing”) shall occur electronically, via the exchange of documents, as promptly as practicable following, but in no event later than the third business day after, the satisfaction or waiver of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied by actions taken at or concurrently with the Closing, but subject to the satisfaction of such conditions), or at such other place and time as shall be agreed upon in writing by Buyer and the Company Seller and the Marpai Sellers. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective at 11:59 p.m. on the Closing Date (the “Effective Time”), except as may otherwise be expressly provided herein.

2.2            Closing Deliveries. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered in such form reasonably satisfactory to Buyer, unless otherwise waived by Buyer, in its sole discretion:

2.2.1            The Company and/or the Company Seller, as applicable, shall have delivered, or caused to be delivered, to Buyer the following:

(a)               membership interest powers duly endorsed in blank transferring all of the Membership Interests to Buyer;

(b)               (i) a copy of the articles of organization of each member of the Company, (ii) a copy of the limited liability company agreement of the Company as in effect as of the Closing Date, (iii) a good standing certificate for the Company as of a date no more than 30 days prior to the Closing Date from the appropriate officials of the State of Florida, (iv) a resolution of the governing body of the Company and the Company Seller approving this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, and (v) resignations, effective as of the Closing, of the officers of the Company, and all directors and/or managers of the Company;

(c)               Executed Buyout Agreements with each holder of Phantom Units;

(d)               Employee Benefits Transition Services Agreement among Buyer, Company Seller, Hillcour and Company (the “Benefits TSA”); and

(e)               A duly signed IPAA.

2.2.2            Buyer shall have delivered, or caused to be delivered, to the Company Seller and Marpai Sellers the following:

(a)               To the Company Seller, the Buyer Stock comprising the Projected Company Consideration;

(b)               To the Original Noteholders and the Marpai Stockholders, the Buyer Stock representing the Marpai Consideration;

(c)               To the New Noteholders, the New Buyer Notes;

(d)               (i) a copy of the certification of incorporation of Buyer, (ii) a good standing certificate of Buyer as of a date no more than 30 days prior to the Closing Date from the appropriate officials of the State of Delaware, and (iii) a resolution of the governing body of Buyer approving this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby; and

(e)               the Benefits TSA.

2.2.3            Marpai and/or Marpai Sellers, as applicable, shall have delivered, or caused to be delivered, to Buyer the following:

(a)               Stock powers duly endorsed in blank transferring all of the Marpai Stock to Buyer;

(b)              The Marpai Notes, or evidence of/certification to destruction thereof; and

(c)              (i) a copy of the Certificate of Incorporation of Marpai, (ii) a copy of Marpai’s Bylaws as has been in effect for the previous twelve months, (iii) a good standing certificate as of a date no more than 30 days prior to the Closing Date from the appropriate officials of the State of Delaware, and (iv) a resolution of the governing body of Marpai approving this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents and warrants to the Sellers that the statements contained in this Article 3 are true and correct on the Effective Date and shall be true and correct on the Closing Date as if made thereon (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date).

3.1            Organization and Standing. Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (ii) has all necessary corporate power and corporate authority to carry on its business as it is now being conducted and to own or use the properties and assets that it purports to own or use; and (iii) is duly qualified as a foreign entity in good standing under the laws of each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except, in the case of this clause (iii), for such qualifications the absence of which would not reasonably be expected to be material to the Buyer.

3.2            Authority and Enforceability. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and each Transaction Document and to perform its obligations hereunder and thereunder. This Agreement has been, and each Transaction Document will be prior to the Closing, duly authorized, executed and delivered by Buyer, and this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to Enforceability Exceptions.

3.3            No Conflict. The execution and delivery by the Buyer of this Agreement and each Transaction Document, and the performance by the Buyer of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time): (a) violate any provision of its governing documents; (b) violate in any respect, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any party the right to obtain any benefits, terminate, cancel or modify in a respect, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to Buyer, (ii) any provision of any order, arbitration award, judgment or decree to which Buyer or any of its properties are subject, (iii) any provision of any Contract to which the Buyer is party; or (c) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

3.4            Capitalization; Title to Shares.

3.4.1            Section 3.4.1 of the Disclosure Schedule sets forth the total authorized capital stock of the Buyer and the number of shares of such capital stock, divided by class, that are issued and outstanding.

3.4.2            Section 3.4.2 of the Disclosure Schedule sets forth all (i) outstanding subscriptions, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued any shares of capital stock or other securities or equity interests of the Buyer; (ii) calls, subscriptions, phantom equity rights, purchase rights, subscription rights, preemptive rights, rights of first refusal, registration rights, conversion rights, anti-dilution rights, exchange rights or other rights, Contracts or commitments obligating the Buyer to issue, transfer, sell or otherwise cause to become outstanding any shares of capital stock or other securities or equity interests of the Buyer; or (iii) obligations of any kind convertible or exchangeable into or exercisable for any shares of capital stock or any other security of the Buyer.

3.4.3            There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Buyer.

3.4.4            At the Closing, the Company Seller will own legally, beneficially and of record all of the Buyer Stock constituting the Projected Company Consideration, free and clear of any Liens.

3.4.5            At the Closing, the Marpai Sellers will own legally, beneficially and of record all of Buyer Stock constituting the Marpai Consideration, free and clear of any Liens.

3.4.6            The Buyer Stock, when issued to Sellers at or after Closing, will be issued free and clear of all Liens, and all such shares will be duly authorized, validly issued, fully paid and nonassessable and, subject to the validity of the representations made by Company Seller in Section 4.29 and the Marpai Sellers in Section 5.13, will be issued in compliance with applicable securities law and such shares are not subject to, or issued in violation of, any preemptive or similar rights, call right, rights of first refusal or similar rights. Buyer has not granted Registration Rights to any Person.

3.5            Litigation. Section 3.5 of the Disclosure Schedule sets forth all Proceedings pending or, to the Knowledge of the Buyer, threatened against, or occurring since inception, relating to or involving the Buyer or the assets of the Buyer. The Buyer does not owe any amounts, or have any other outstanding obligations, pursuant to (i) any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator of competent jurisdiction, or (ii) any settlement agreement, or similar agreement, with any Person.

3.6            Compliance with Laws. The Buyer is in compliance in all respects with, and as of Effective Date, has not received any written notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business. To the Knowledge of the Buyer, it is not under investigation with respect to, has not been threatened in writing to be charged with, nor has been given written notice of, any violation in any respect of any Law. The Buyer maintains all Permits which are required for the operation of its business as it is currently conducted.

3.7            No Undisclosed Liabilities; Solvency. The Buyer has no Liabilities of the type required to be set forth on a balance sheet of the Buyer in accordance with GAAP, other than liabilities that have been incurred in the Ordinary Course. The Buyer is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used herein, “insolvent” means that the sum of the debts and other probable Liabilities of the Buyer exceeds the present fair saleable value of the Buyer’s assets.

3.8            Absence of Certain Changes. From its date of formation through the Effective Date, no Material Adverse Effect has occurred with respect to Buyer.

3.9            Investment Intent. The Seller Securities are being purchased for Buyer’s own account, for investment, and not with any current view to distribution or resale to others; Buyer is not participating, directly or indirectly in an underwriting of any such distribution or other transfer.

3.10          Broker’s Fees.      Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

3.11          Adequate Investigation. Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that it (a) has made or waived the opportunity to make its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company, Marpai, and their respective financial condition, results of operations, assets, liabilities, properties and projected operations thereof and (b) has been furnished with or given adequate access to such information about the Company as it has requested.

3.12          Independent Investigations. Buyer has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has evaluated such documents and information as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. In formulating a decision to enter into this Agreement, Buyer has relied solely upon (a) the provisions of this Agreement, (b) an independent investigation of the Company and Marpai, and (c) consultations with its legal and financial advisors with respect to this Agreement and the nature of its investment. Except for the specific representations and warranties made by the Company and Company Seller in Article 4 and by Marpai in Article 5 of this Agreement, (i)  Buyer acknowledges and agrees that (A) none of Company Seller, the Company, the Marpai Sellers or Marpai, or any of their respective Affiliates or Representatives is making or has made any representation or warranty, express or implied, at Law or in equity, in respect of the Company, (ii) Buyer specifically disclaims that it is relying upon or has relied upon any other statements, representations or warranties that may have been made by any Person, and (iii) Buyer is acquiring the Seller Securities subject only to the specific representations and warranties set forth in Articles 4, 5 and 6 of this Agreement. Buyer acknowledges and agrees that this provision, together with Section 13.14, are intended to constitute an effective non-reliance provision and each of Company Seller and the Company is relying on the effectiveness of such provision in entering into this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SELLER AND THE COMPANY

Subject to any exceptions that are expressly and specifically set forth in the Disclosure Schedule delivered by the Company to Buyer on the Fulfillment Date, it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article 4 to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article 4, and (B) any other representations and warranties set forth in this Article 4 to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other representations and warranties), the Company and the Company Seller, jointly and severally, represent and warrant to Buyer that the following statements are true and correct as of the Effective Date and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date).

4.1            Capacity; Organization and Standing. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, (ii) has all necessary power and authority to carry on its Business, and to own or use the properties and assets that it purports to own or use, and (iii) is duly qualified as a foreign entity in good standing under the laws of each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except, in the case of this clause (iii), for such qualifications the absence of which would not reasonably be expected to be material to the Company.

4.2            Authority and Enforceability. Each of the Company Seller and the Company has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each Transaction Document and to perform its obligations hereunder and thereunder. This Agreement has been, and each Transaction Document will be prior to the Closing, duly authorized, executed and delivered by the Company Seller and the Company, and this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Company Seller and the Company, enforceable against such Person in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (the “Enforceability Exceptions”).

4.3            No Conflict. The execution and delivery by the Company and the Company Seller of this Agreement and each Transaction Document to which each is a party, and the performance by any such Person of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time): (a) violate any provision of the charter or limited liability company agreement of the Company; (b) violate in any respect, result in a material breach of, result in the acceleration of obligations, loss of a material benefit or increase in Liabilities or fees under, create in any party the right to obtain any benefits, terminate, cancel or modify in any respect, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to such Person, (ii) any provision of any order, arbitration award, judgment or decree to which such Person or any of its properties are subject, (iii) any provision of any Company Contract; or (c) except as set forth on the Disclosure Schedule, require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

4.4            Capitalization.

4.4.1            The Company Seller is the sole record and beneficial owner of, and has good and valid title to, all currently issued and outstanding membership interests of the Company, free and clear of all Liens, and all such Membership Interests were duly authorized and validly issued and were issued in compliance with applicable securities law and such Membership Interests are not subject to, or issued in violation of, any preemptive or similar rights, call right, rights of first refusal or similar rights

4.4.2            Rights or Options. Except for this Agreement, agreements with the Company Seller that will terminate at or before Closing, or as set forth in Section 4.4.2 of the Disclosure Schedule:

(a)            There are no: (i) outstanding subscriptions, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued any securities or equity interests (including profits interests) of the Company or WellSystems; (ii) calls, subscriptions, phantom equity rights (except as set forth in the Phantom Unit Schedule), purchase rights, subscription rights, preemptive rights, rights of first refusal, registration rights, conversion rights, anti-dilution rights, exchange rights or other rights, Contracts or commitments obligating the Company or WellSystems to issue, transfer, sell or otherwise cause to become outstanding any securities or equity interests of the Company; or (iii) obligations of any kind convertible or exchangeable into or exercisable for any security of the Company or WellSystems.

(b)            There is no outstanding Contract of the Company Seller or the Company or any other Person to purchase, redeem or otherwise acquire any outstanding securities or obligations of any kind convertible into any equity interests of the Company. There are no voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its securities or equity interests, other than the Company’s limited liability company agreement.

(c)            There are no outstanding or authorized unit appreciation, phantom units, unit plans or similar rights with respect to the Company except the Phantom Unit Plan and as set forth in the Phantom Unit Schedule.

(d)            At the Closing, Buyer will own legally, beneficially and of record all of Membership Interests, free and clear of any Liens (other than Permitted Liens).

4.4.3            The Company has delivered to Buyer a true and complete list (the “Phantom Unit Schedule”) setting forth as of the Effective Date: (A) each outstanding Phantom Unit Award, (B) the name of the Phantom Unit Award holder, (C) the number of Membership Interests underlying each Phantom Unit Award, (D) the date on which the Phantom Unit Award was granted, (E)  a good faith estimate, based on the best information available to the management of the Company on the Effective Date, of the total Phantom Plan Payment payable with respect to each Phantom Unit Award, and (F) any other material terms or provisions of the Phantom Unit Award. When delivered pursuant to this Agreement, the Closing Phantom Unit Schedule will set forth a true and complete list of the information required under subsections (A) through (F) of the immediately preceding sentence, updated as of the Closing Date (except that the amount required to be provided under subsection (E) will be an actual, rather than an estimated, amount).

4.5            Subsidiaries. As of the Effective Date, the Company does not have any subsidiaries other than WellSystems, the wholly owned subsidiary of the Company. The Company owns all of the outstanding membership interests of WellSystems. The Company does not control or have any equity participation or similar interest in any corporation, association, or other business entity nor is it a participant in any joint venture, partnership, or similar arrangement other than WellSystems. There are no contractual obligations of the Company to provide funds to, or make any investment in, any other Person.

4.6            Financial Statements. The Company has delivered to Buyer copies of the Company’s audited / unaudited financial statements for the fiscal years ended on December 31, 2017, December 31, 2018 and December 31, 2019, as well as the unaudited financial statements through the fiscal quarter ended September 30, 2020 (collectively, the “Financial Statements”). The Financial Statements (x) have been prepared in accordance with GAAP in all respects, and (y) fairly and accurately present in all material respects the financial position of the Company as of the dates thereof and the results of operations, changes in equity and cash flow for the periods then ended, subject, in the case of interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and to the absence of notes.

4.7            No Undisclosed Liabilities; Solvency. The Company has no Liabilities of the type required to be set forth on a balance sheet of the Company in accordance with GAAP, other than (i) as identified on Section 4.7 of the Disclosure Schedule, (ii) as set forth on the Financial Statements, and (iii) liabilities that have been incurred in the Ordinary Course since the date of the interim Financial Statements through the fiscal quarter ended September 30, 2020. Section 4.7 of the Disclosure Schedule sets forth all Indebtedness of the Company as of the Effective Date. Neither the Company Seller nor the Company is insolvent or will be rendered insolvent by any of the transactions contemplated hereby. As used herein, “insolvent” means that the sum of the debts and other probable Liabilities of the Company Seller or Company, as applicable exceeds the present fair saleable value of the Company Seller’s or the Company’s assets.

4.8            Absence of Certain Changes. From September 30, 2020 through the Effective Date, (i) except for execution of the Special Bonus Agreements, the Company has not taken any actions which, had such actions occurred after the date of this Agreement, would have breached any of the covenants set forth in Article 7.1, (ii) the Company has operated in the Ordinary Course and (iii) no Material Adverse Effect has occurred.

4.9            Contracts.

4.9.1            Section 4.9 of the Disclosure Schedule sets forth a complete and accurate list of the following types of written or oral Contracts (including a reasonable description of each oral Contract) to which the Company is a party, or by which the Company is bound (other than the Special Bonus Agreements) (the “Company Contracts”):

(a)            Each Contract for the employment of any employee or the services of any individual service provider of the Company which (i) is not at-will, (ii) provides any compensation or payments in connection with the termination of employment (e.g., severance) or upon change in control or (iii) whose base compensation (together with any anticipated bonus or commissions) is in excess of $100,000 per annum.

(b)            Contracts for the purchase or sale of assets, products or services (other than Contracts for the purchase or sale of services or inventory in the Ordinary Course), in each case requiring annual payments by any party thereto in excess of $50,000;

(c)            each Contract currently in effect or under which the Company has any current or contingent liability for profit-sharing, equity option, equity purchase, equity appreciation, phantom equity, deferred compensation, payment of commissions following termination or other payments following termination, severance (double-trigger or otherwise), change of control or other bonus, plan or arrangement for the benefit of the Company’s directors, officers and employees;

(d)            Contracts which grant to any Person (other than the Company) the exclusive right to market, distribute or resell any product of the Company, or to exclusively represent the Company with respect to any such product, or act as exclusive agent for the Company in connection with the marketing, distribution or sale of any product of the Company;

(e)            Contracts under which the Company (A) is lessee of or holds or operates any personal property owned by any other party, except for any lease of machinery, equipment, furniture, furnishings, fixtures, tools or other tangible personal property primarily used or held for primary use in the Business requiring annual payments by the Company that do not exceed $25,000 or (B) is lessor of or permits any third party to hold or operate any personal property owned or controlled by it;

(f)            Contracts which limit or purport to limit the Company (A) from engaging in any line of business or competing with any Person, in either case, in any geographic area or during any period of time, and/or (B) from soliciting, engaging or hiring any Person (including any no-hire or non-solicitation covenants or agreements);

(g)            Contracts (A) relating to Indebtedness (whether incurred, assumed, guaranteed, or secured by any asset or properties of the Company), (B) subjecting the Company or any of its assets or properties to any Lien (other than Permitted Liens) or (C) guaranteeing any Liability of a third party;

(h)            joint venture or partnership Contracts;

(i)            Contracts that grant any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company;

(j)            Contracts that provide any customer or partner of the Company with pricing, discounts, rights, terms or benefits that change based on the pricing, discounts, rights, terms or benefits offered to other customers or partners of the Company, including any agreement containing “most favored nation” or similar provisions;

(k)            Contracts for capital expenditures, other than capital expenditures which involve or are reasonably likely to involve aggregate expenditures of not more than $50,000;

(l)            any Contract that grants a power of attorney to any Person;

(m)            Contracts that include minimum purchasing requirements by the Company that (i) have exceeded $50,000 in payments by the Company for the twelve (12) month period ended September 30, 2020; and (ii) would reasonably be expected to exceed $50,000 in payments by the Company for any twelve (12) month period following Closing;

(n)            Contracts with any Material Customer or Material Supplier;

(o)            any deferred compensation, change in control or “parachute” agreement, vesting acceleration, debt forgiveness, transaction bonus, severance or other plan or arrangement for the benefit of any officers or employees of the Company;

(p)            any settlement, conciliation or similar agreement with any Governmental Authority or other Person pursuant to which the Company or its Subsidiaries will have any outstanding obligations after the date of this Agreement;

(q)            any Contract that provides for a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or

(r)            Contract with a Governmental Authority.

4.9.2            Each of the Company Contracts are legal, valid, binding and in full force and effect and Enforceable against the Company and, to the Knowledge of the Company, each other party thereto, in each case in accordance with the express terms thereof. There does not exist under any Company Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Company. Neither the Company nor, to the Knowledge of the Company, any party to any Company Contract has repudiated any provision of any such Company Contract. The Company has not received written, or to the Knowledge of the Company, oral, notice of termination or that any party to a Company Contract intends to cancel, terminate, withdraw, renegotiate, not renew, modify, or amend in any respect (including with respect to quantity) such Company Contract. The Company has performed, and to the Knowledge of the Company, each other party thereto has performed, in all respects, all of their respective obligations under each Company Contract. True and correct copies of each Company Contract have been delivered to the Buyer or its representatives.

4.10          Real Estate. The Company does not own and has never owned any real property. Section 4.10 of the Disclosure Schedule sets forth a true and accurate list of all real property leased, subleased or occupied by the Company (collectively with any improvements thereon, the “Leased Real Property”) and all leases, subleases, or other occupancy governing the Company’s rights and obligations thereto (the “Leases”) and with respect to each such Leased Real Property, the name of the lessor, the date and term of the Lease and each amendment thereto, the size of the leased premises, the current aggregate annual base rental payable thereunder, any extension and expansion options thereof, security deposit, and current estimated maintenance and like charges thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. The Company does not occupy any space other than the Leased Premises. With respect to each Leased Real Property: (i) such Lease is legal, valid, binding, enforceable and in full force and effect against the Company, in accordance with the terms thereof and, to the Company’s Knowledge, against each other party thereto, in each case, subject to Enforceability Exceptions; (ii) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company, and, to the Company’s Knowledge, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to Enforceability Exceptions; (iii) the Company or, to the Knowledge of the Company, any other party, is not in breach or violation of, or default under, any such Lease; (iv) to the Company’s Knowledge, there are no disputes, oral agreements or forbearance programs in effect as to such Leased Real Property; (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sub-leasehold; (vi) the Leased Real Property are supplied with utilities and other services adequate for the operation of said facilities; and (vii) the Company is not obligated to pay any leasing or brokerage commission relating to such Leased Real Property and will not have any obligation to pay any leasing or brokerage commission upon the renewal of the Lease.

4.11          Personal Property. The Company has good and marketable title to, or a valid and binding leasehold or license interest in, all of the tangible personal property and assets used by the Company (including equipment, machinery and vehicles) (the “Personal Property”), free and clear of all Liens (other than Permitted Liens). All items of Personal Property are: (i) in operating condition and in a state of good repair (ordinary wear and tear excepted); and (ii) usable in the Ordinary Course as the Business is currently conducted and are adequate for the uses they are intended. There are no defects with any of such Personal Property. All Personal Property is in the possession of the Company. Each item of Personal Property that the Company has possession of pursuant to a lease agreement or other contractual arrangement is currently in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full upon expenditure of not more than $25,000 on part of the Company in the aggregate for all such items of Personal Property.

4.12         Accounts Receivable. All of the Accounts Receivable set forth in the Financial Statements represent bona fide transactions for goods sold or services performed in the Ordinary Course. To the Knowledge of the Company, (i) no account debtor has refused in writing to pay its obligations for any reason, (ii) no account debtor is insolvent or bankrupt, and (iii) none of the Accounts Receivable is pledged to any third party.

4.13         Title to Assets; Sufficiency of Assets. The Company has good and marketable title to all of the rights, assets and properties it purports to own (including all rights, assets and properties reflected on the most recent Financial Statements and those acquired since the date thereof, free and clear of all Liens other than Permitted Liens). All such rights, assets and properties of the Company constitute all the rights, assets and properties that are necessary to permit the Company to operate the Business immediately after the Closing in substantially the same manner in all respects as it has heretofore conducted such operations (and for the avoidance of doubt, Company Seller (or Affiliate thereof other than the Company) owns no rights thereto), provided, however, the foregoing is subject to the limitation that the permits and approvals from Governmental Authorities maintained by the Company, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Person or Governmental Authority.

4.14          Employment Matters.

4.14.1            Section 4.14.1 of the Disclosure Schedule contains a list of all Employees as of the Effective Date and sets forth for each such individual the following as of the Effective Date: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) exempt or non-exempt classification; (v) current annual base compensation rate; (vi) commission, bonus or other incentive-based compensation; (vii) accrued and unused paid vacation and other paid leave; and (viii) a description of any material fringe benefits provided to each such individual.

4.14.2            Except for the Special Bonus Agreements, Section 4.14.2 of the Disclosure Schedule contains a list of: (i) all employment agreements to which the Company is a party as of the date of this Agreement, other than employment agreements terminable by either party at-will and without any severance obligation on the part of the Company that is not otherwise required by Law, and (ii) all other agreements that entitle any employee to compensation, severance, or other consideration as a result of the acquisition by any Person of control of the Company.

4.14.3            The Company is not a party to or bound by any collective bargaining agreement or other Contract with any labor union, works council, or employee representative body, nor are they in the process of negotiating the terms of any collective bargaining agreement. The Company is not, for the past three (3) years has not been, subject to any: (i) unfair labor practice complaint pending before a Governmental Authority or, to the Knowledge of the Company, threatened before the applicable Governmental Authority; (ii) current, pending or, to the Knowledge of the Company, threatened labor strike, slowdown, work stoppage, lockout, walkout, or other organized labor disturbance, or (iii) to the Knowledge of the Company, no union organization efforts or attempts by any union to represent employees as a collective bargaining agent.

4.14.4            Except as set forth under Schedule Section 4.14.4, there are no claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened involving any current or former employee or group of employees. To the Knowledge of the Company, there are, and for the last three (3) years have been, no threats, charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against the Company pertaining to any employee or former employee.

4.14.5            The Company is, and for the past three (3) years has been, in compliance in all respects with Laws regarding employment and employment practices, including without limitation all applicable Laws relating to wages, hours, paid sick leave, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, employment or unemployment insurance, immigration and the withholding and payment of social security and other Taxes. Except as would not result in liability for the Company, (i) the Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees, and other compensation that has come due and payable to their current and former employees, independent contractors, and other individual service providers under applicable Law, Contract or policy; and (ii) all individuals who are providing or have provided services to the Company in the past three (3) years, and who are, or were, classified and treated as independent contractors or other individual service providers are, and for the past three (3) years have been, properly classified and treated as such. The Company has promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment allegations made by, of, or against, any employee in the past three (3) years. With respect to each such allegation with potential merit in the past three (3) years, the Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment and the Company does not reasonably expect to incur any liability with respect to any such allegations.

4.14.6            During the past three (3) years, the Company has not effectuated: (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law) affecting any Premises or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state or local Law) affecting any Premises.

4.15          Employee Benefits.

4.15.1            Each Benefit Plan is set forth on Section 4.15.1 of the Disclosure Schedule. The Company has made available to Buyer the following documents with respect to each Benefit Plan, as applicable: (i) correct and complete copies of the governing plan document, including all amendments thereto, and all related trust documents, (ii) a written description of any Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with any summary or summaries of modifications thereto, (iv) if applicable, the most recent favorable, determination or opinion letter issued by the Internal Revenue Service, and (v) if applicable, the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto).

4.15.2            Each Benefit Plan has been operated in all respects in accordance with its terms, and has been administered, funded and maintained, in form and operation, in compliance in all respects with, ERISA, the Code and all other Laws. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Benefit Plan. The Company has not incurred any penalty or Tax (whether or not assessed) under Sections 4980D, 4980H, 6721 or 6722 of the Code and no circumstances or events have occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes.

4.15.3            No Legal Proceeding (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any such Benefit Plan.

4.15.4            Each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and the exempt status of its accompanying trust under Section 501(a) of the Code, and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter that would reasonably be expected to jeopardize the qualified status of any such Benefit Plan or the exempt status of any such trust.

4.15.5            Neither the Company nor any ERISA Affiliate has within the past six (6) years maintained, sponsored or contributed to or had any obligation to contribute to or any liability with respect to any: (i) “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, or (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA.

4.15.6            The Company has no current or contingent obligation to provide for post-employment health, life or other welfare benefits, other than continuation coverage as may be required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar state Law for which the covered individual pays the full cost of coverage.

4.15.7            Except as set forth under this Agreement, and except as provided in Section 4.15.7 of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will: (i) give rise to a liability or entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Benefit Plan, or (iii) trigger any obligation to fund any Benefit Plan.

(a)            Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no amount under any such Benefit Plan is or has been subject to the interest and additional Tax set forth under Code Section 409A. The Company has no obligation to gross up, indemnify, or otherwise reimburse any individual with respect to any Tax, including under Section 409A or 4999 of the Code.

4.16          Litigation. Section 4.16 of the Disclosure Schedule sets forth all Proceedings pending or, to the Knowledge of the Company, threatened against, or occurring during the past three (3) years, relating to or involving the Company or the assets of the Company or, the Knowledge of the Company, factors or circumstances that could reasonably be expected to result in a Proceeding against the Company or its assets that, if successful, would have a Material Adverse Effect. The Company does not owe any amounts, or have any other outstanding obligations, pursuant to (i) any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator of competent jurisdiction, or (ii) any settlement agreement, or similar agreement, with any Person.

4.17          Compliance with Laws.

4.17.1            Except as set forth on Section 4.25.1 of the Disclosure Schedules, the Company is in compliance in all respects with, and as of Effective Date, has not received any written notices of violation in any respect of, any Law with respect to the conduct of the Business, or the ownership or operation of the Business. To the Knowledge of the Company, it is not under investigation with respect to, has not been threatened to be charged with, and has not been given written notice of, any violation of any Law. All Permits (i) pursuant to which the Company currently operates or holds any interest in its assets or properties, or (ii) which are required for the operation of the business of the Company or the holding of any such interest, has been issued or granted to the Company are in full force and effect and constitute all Permits required to permit the Company to operate or conduct the Business as it is currently conducted and hold any interest in its properties or assets.

4.17.2            The Company has delivered to Buyer true, complete and correct copies of (i) all reports of examination (including financial, market conduct and similar examinations) of the Company by any Governmental Authority from the past three (3) years, and all correspondence or consent orders related thereto and (ii) all registrations, filings and submissions provided to any Governmental Authority with respect to the Company and all correspondence related thereto.

4.17.3            The Company has filed all financial statements and reports, statements, documents, registrations, filings or submissions required to be filed in the past three (3) years by such entity with any Insurance Regulator and, to the Knowledge of Company, no deficiencies have been asserted by any such Insurance Regulator with respect to any such financial statements, reports, statements, documents, registrations, filings or submissions that have not been remedied.

4.17.4            (i) The Company has marketed and sold insurance policies in compliance, in all respects, with all consent orders resulting from market conduct or other examinations or audits by Insurance Regulators in the respective jurisdictions in which such products have been marketed, sold or issued; (ii) all advertising, promotional and sales materials and other marketing practices prepared by the Company have complied and are currently in compliance, in each case, in all respects, with all consent orders resulting from market conduct or other examinations or audits by Insurance Regulators in the respective jurisdictions in which such policies have been marketed or sold; (iii) the manner in which the Company compensates any Person that is not an insurance agent who is involved in the sale or servicing of insurance policies issued by insurance companies does not render such Person an insurance agent under any applicable Law, and (iv) the manner in which the Company is compensated by insurance companies relating to the sale or servicing of insurance policies is in compliance in all respects with all applicable Law.

4.18          Intellectual Property.

4.18.1            Section 4.18.1 of the Disclosure Schedule sets forth a complete and accurate list of (i) the Company Registered Intellectual Property, and (ii) all unregistered Trademarks owned by the Company.

4.18.2            Except as set forth in Section 4.18.2 of the Disclosure Schedule, the Company solely and exclusively owns all right, title and interest in and to, or has a valid right to use, the Company Intellectual Property. The Company Intellectual Property owned by the Company is owned free and clear of all Liens (other than non-exclusive end user licenses to the object code form of such Software granted to customers of the Company).

4.18.3            Section 4.18.3(i) of the Disclosure Schedule lists all Contracts involving payments of more than $10,000 annually (other than licenses for commercial off-the-shelf Software) to which the Company is a party under which the Company is licensed or otherwise granted rights to, or under, any Intellectual Property from a third party. Except as set forth on Section 4.18.3(ii) of the Disclosure Schedule, no Person who has licensed Intellectual Property to the Company has ownership rights or license rights to improvements and other amendments made by the Company in such Intellectual Property.

4.18.4            Except for the Intellectual Property licensed pursuant to the licenses set forth, or as otherwise set forth, in Section 4.18.4 of the Disclosure Schedule, no Person holds or claims any valid right in any of the Company Intellectual Property owned by the Company used in or necessary to the conduct of the Business (other than non-exclusive end user licenses granted to the customers of the Company). Except as set forth in Section 4.18(d) of the Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company Intellectual Property owned by the Company.

4.18.5            To the Company’s Knowledge, the operation of the Business does not infringe or misappropriate the Intellectual Property rights of any Person, violate the rights of any Person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company has not received any written notice or communication from any Person (i) claiming that the operation of the Business infringes or misappropriates the Intellectual Property rights of another Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

4.18.6            Each item of the Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and articles in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in all relevant jurisdictions for the purposes of maintaining such Registered Intellectual Property as of the Effective Date.

4.18.7            The Company has taken commercially reasonable actions to maintain the confidentiality, secrecy, and value of its Trade Secrets and other proprietary information.

4.18.8            Neither this Agreement nor the transactions contemplated by this Agreement in and of themselves will result in: (i) Buyer or the Company granting to any Person any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, (ii) Buyer or the Company being bound by, or subject to, any non-competition or other restriction on the operation or scope of their respective businesses, or (iii) Buyer or the Company being obligated to pay any royalties or other amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

4.18.9            To the Company’s Knowledge, no employee, officer, director, consultant or advisor of the Company is in violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right to use Trade Secrets or proprietary information of others.

4.19          Environmental Matters. The Company is and has during the past three years been in compliance with all Environmental Laws. The Company has not received written notice of actual or threatened liability under any Environmental Laws from any Governmental Authority or any third party. The Company has not (a) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials in violation in any respect of applicable Environmental Laws, (b) distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials; (c) arranged for the disposal, discharge, storage or release of any Hazardous Materials, except in accordance with applicable Environmental Laws; or (d) exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Law. The Company is not required to have any Permit for any activity involving Hazardous Materials.

4.20          Tax Matters.

(a)            Each income and other Tax Return required to have been filed by the Company and the Company Seller with any taxing authority has been timely filed and is complete and correct in all respects. All Taxes of the Company and the Company Seller that are due and owing (whether or not shown on any Tax Return) have been paid.

(b)            None of the Company, the Company Seller, or any of their shareholders, members, or partners, have waived any statute of limitations in respect of Taxes of the Company, the Company Seller, or any of their shareholders, members. No extension or waiver of time within which to file any Tax Return has been requested by or granted to the Company or the Company Seller with respect to any Tax Return that has not been filed. There are no (and there have not been any in the prior three (3) years) Proceedings in progress or pending against or with respect to the Company or the Company Seller regarding Taxes or Tax Returns. None of the Company or the Company Seller has received any written notice from a Governmental Authority in the prior three (3) years indicating an intent to open a Proceeding related to Tax matters, which Proceeding has not since been resolved. No outstanding deficiency or adjustment for any amount in respect of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company or the Company Seller. There is no Lien for Taxes with respect to any assets or properties of the Company, except for liens and encumbrances imposed by law for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP.

(c)            The accrual for Taxes on the most recent balance sheet, as adjusted for the passage of time through the Closing Date in accordance with past practice, would be adequate to pay all unpaid Taxes of the Company through the Closing Date.

(d)            The Company and the Company Seller have complied in all respects with all provisions of Tax law relating to withholding, payment and remittance of Taxes and information reporting with respect thereto, and the Company and the Company Seller have, within the time and in the manner prescribed by Tax law, paid over to the proper governmental authorities all amounts required.

(e)            The Company has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return, or incurred any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6, (ii) under any provision of state, local or foreign law similar to Treasury Regulation Section 1.1502-6, (iii) as a transferee or successor, or (iv) by Contract or other commitment, other than a Contract entered into in the Ordinary Course, the principal purpose of which does not relate to Taxes. The Company is not a party to or obligated under any tax sharing, tax indemnity, or similar agreement, policy, arrangement or practice with respect to Taxes.

(f)            The Company has not made an election to be treated as a corporation pursuant to Treasury Regulations Sections 301.7701-3 (or any other similar provision of applicable state, local or foreign Tax Law), and at all times since formation, the Company has been “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii).

(g)            The Company has not been a party to or participated in any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations nor has the Company ever claimed any Tax benefit from any such transaction.

(h)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(i)            No written claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that they are or may be subject to taxation by that jurisdiction. The Company has not engaged in a trade or business, has no a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), nor otherwise been subject to taxation in any country other than the country of its formation.

(j)            The Company has not been a party to a transaction or Contract that is in conflict with the Tax laws related to transfer pricing in any relevant jurisdiction. All applicable transfer pricing Laws have been complied with by the Company, and all documentation required by all relevant transfer pricing Laws have been timely prepared and, if necessary, retained.

4.21          Insurance. The Company has delivered to Buyer copies of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (“Insurance Policies”). Such Insurance Policies (i) are valid and binding in accordance with their terms, (ii) are provided by carriers who are financially solvent, (iii) have not been subject to any lapse in coverage, (iv) are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company (as applicable) and (v) are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. There is no claim pending under any such Insurance Policy with respect to the Company as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such Insurance Policies have been paid and the Company is otherwise in compliance with the terms of such Insurance Policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such Insurance Policy that has not been communicated to Buyer.

4.22          Transactions with Affiliates. Other than as set forth in Section 4.22 of the Disclosure Schedule, none of the officers, directors or managers of the Company, the Company Seller, or Affiliates of the Company Seller nor, to the Company’s Knowledge, any Member of the Immediate Family of an officer or director of the Company, the Company Seller, or any Affiliates of the Company has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company. Other than as set forth in Section 4.22 of the Disclosure Schedule, none of such officers, directors, Company member, or Affiliates of the Company Seller or, to the Knowledge of the Company, Member of the Immediate Family of any of the foregoing, is a party to or, to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, other than normal employment, compensation and benefit arrangements for services as an officer or director thereof, any equity-related agreements and the Special Bonus Agreements.

4.23          Absence of Certain Business Practices. To the Company’s Knowledge, no current or former partners, owners, shareholders, directors, executives, officers, Representatives, agents or employees of the Company, (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law (iv) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties, (v) has made any false or fictitious entries on the books and records of the Company, (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company, or (vii) has made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of the Company.

4.24          Suppliers and Customers.

(a)            Section 4.24 the Disclosure Schedule sets forth a list of: (a) the top twenty (20) customers of the Company (the “Material Customers”) during the interim period through September 30, 2020, and in terms of the aggregate amount of revenues accounted for by such customer during each such period; and (b) the top twenty (20) suppliers of the Company (the “Material Suppliers”) during the interim period through September 30, 2020 and in terms of the aggregate amount of payments paid thereto by the Company during each such period.

(b)            No Material Supplier of the Company has canceled or, to the Knowledge of the Company, threatened in writing to cancel any Contract with the Company. To the Knowledge of the Company, none of its Material Suppliers is unable to supply the products or services supplied by them to the Company in order to meet the specifications provided with respect thereto. To the Knowledge of the Company, none of the Material Suppliers intends to cease or materially diminish or materially raise prices for its supply of goods or services to the Company.

(c)            Other than as set forth in Section 4.24 of the Disclosure Schedule, no Material Customer of the Company has canceled any Contract with the Company and to the Knowledge of the Company, there has been no threat by any Material Customer to cancel any order for products, supplies or services from the Company. To the Knowledge of the Company, none of the Company’s Material Customers intends to cease or materially diminish its purchases of services from the Company.

4.25          Healthcare Laws.

4.25.1            Except as set forth on Section 4.25.1 of the Disclosure Schedule, the Company is, and has been, in compliance in all respects with all Healthcare Laws. Except as set forth on Section 4.25.1 of the Disclosure Schedule, the Company has not received any written notice in the last three years of any actual or alleged violation of, or failure to be in compliance with, any Healthcare Law.

4.25.2            Except as set forth on Section 4.25.2 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be made or obtained by the Company pursuant to or in connection with any Healthcare Law in connection with the authorization, execution, delivery and performance by the Company of this Agreement, or the consummation of the transaction.

4.25.3            The Company is not and has not been, at any time, enrolled as a participating provider or supplier in, or received payments for professional or medical services from, any Third-Party Payor. The Company and, to the Knowledge of the Company, their employees and, as applicable, workforce members are not and have not been excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in any Federal Health Care Program. The Company has not received notice in the past six years that it, its employees or, as applicable, workforce members have at any time been excluded, debarred, suspended or otherwise determined to be, or identified as, ineligible to participate in any such Federal Health Care Program or procurement or non-procurement program of a Governmental Authority. The Company has not received notice in the past six years that it is, and to the Company Seller’s Knowledge, the Company has not been, the subject of any investigation or review regarding its participation in any such Federal Health Care Program. The Company is not and has not been listed on the Office of Inspector General’s List of Excluded Individuals and Entities. There is no pending or, to the Company Seller’s Knowledge, threatened appeal, adjustment, challenge, audit (including written notice of an intent to audit), inquiry, or other proceeding by or before any Federal Health Care Program, except as set forth on Section 4.25.3 of the Disclosure Schedule. The Company has not been audited or otherwise examined by any Federal Health Care Program, other than in the ordinary course of business.

4.25.4            Except as set forth on Section 4.25.4 of the Disclosure Schedule, there are no proceedings relating to or in connection with any actual or alleged violation of or failure to comply with any Healthcare Law, pending or, to the Company Seller’s Knowledge, threatened against the Company or any of its current or former officers, directors or employees of the Company. Except as set forth on Section 4.25.4 of the Disclosure Schedule, the Company, its employees, and as applicable, workforce members have not in the past six years been the subject of or received, or to the Company Seller’s Knowledge are there any pending or threatened: (i) any disciplinary or enforcement action from any Governmental Authority related to the Company’s business; (ii) finding from an inspection by a Governmental Authority; or (iii) any other proceeding in connection with the business’s compliance with Healthcare Laws. No person has filed or, to the Company Seller’s Knowledge, has threatened to file against the Company any claim under any federal or state whistleblower statute, including, without limitation, the Federal False Claims Act (31 U.S.C. §§ 3729 et. seq.). In the past six years, the Company has not entered into any agreements with any Governmental Authority in connection with non-compliance with Healthcare Laws.

4.25.5            In the past six years, the Company has not, nor has any director, officer, employee or, to the Company Seller’s Knowledge, agent of the Company: (i) made or caused to be made a knowing false statement or representation of a fact in any application for any benefit or payment; (ii) made or caused to be made any knowing false statement or representation of a fact for use in determining rights to any benefit or payment; (iii) knowingly concealed any event affecting the initial or continued right to receive any benefit or payment with intent to fraudulently secure such benefit or payment in an amount or quantity greater than that which is due or which is authorized; (iv) received or made any payment or any remuneration whatsoever to induce the referral of a patient to the purchase of goods and/or services; or (v) solicited or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offered to pay or receive such remuneration: (x) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (y) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

4.26          Data Privacy.

4.26.1            The Company has a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data which is applicable to the Company, a true, correct and complete copy of each has been provided to the Buyer prior to the Effective Date. Except as set forth in Section 4.27.1 of the Disclosure Schedule, the Company is, and at all times has been, in compliance with all applicable Laws regarding the collection, use and protection of Personal Data, including Payment Card Industry Data Security Standard (“PCI DSS”), HIPAA, the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, state Social Security number protection Laws, state data breach notification Laws, and state consumer protection Laws related to privacy issues (collectively, with all other applicable Laws concerning the privacy, security or protection of Personal Information, and all regulations promulgated and guidance issued by any Governmental Authority thereunder, the “Privacy and Security Laws”, and the implementing regulations thereunder governing the privacy of individually identifiable health information). The Company has adopted and maintains commercially reasonable security policies with respect to all Personal Data and, to the Knowledge of the Company, no third party has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by the Company that constitutes a breach of Personal Data under applicable Law. No Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company relating to the collection or use of Personal Data.

4.26.2            The Privacy Policy(ies) governing the Company, as in effect as of the Effective Date, grant the Company the right to use and disclose Personal Information for the purposes such information is and has been used and disclosed since the adoption of the Privacy Policy(ies). Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information resulting from such transactions, will violate the Privacy Policies or any Privacy Agreements as such currently exist.

4.26.3            Since January 1, 2016, to the Company’s Knowledge, there have been no non-permitted uses or disclosures, security incidents or breaches involving any Personal Information owned, used, stored, received, or controlled by or on behalf of the Company, including any unauthorized access, use or disclosure of Personal Information for which notification to individuals or Governmental Authorities is required under any applicable Privacy and Security Laws or Privacy Agreements to which the Company is a party.

(a)            Since January 1, 2016, the Company has not notified, either voluntarily or as required by any Law, any affected individual, any customer, any Governmental Authority, or the media of any breach or non-permitted use or disclosure of Personal Information.

(b)            Since January 1, 2016, the Company has not received any written complaint or written inquiry from any Governmental Authority regarding the Company or, to the Knowledge of Company, any of its agents, employees or contractors’ uses or disclosure of, or security practices or security incidents regarding, Personal Information, any of the Privacy Policies or any Privacy Agreements. The Company is not subject to any pending Action (other than any investigation or audit), or, to the Knowledge of Company, is any investigation or audit pending or any Action threatened in writing against the Company by any third party or entity, including any Governmental Authority, alleging (i) a violation of any of the Privacy Policies or any Privacy Agreements, (ii) a violation of any third party or entity’s privacy, personal or confidentiality rights under any Law or (iii) a deficiency of the Company with respect to any security audit, any of the Privacy Policies or any Privacy Agreements. To the Knowledge of Company, there are no Orders pending or threatened against the Company or its “workforce members” (as defined in HIPAA) regarding or relating to the Company’s processing of Personal Information.

4.27          Agents Except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company, in the last four years, (a) to the Knowledge of the Company, each insurance agent, producer or broker (each, an “Agent”), at the time such Agent solicited, negotiated, wrote, sold or produced insurance policies related to the business of the Company was duly licensed for such business and duly appointed in accordance with applicable Insurance Laws and (b) to the Knowledge of the Company, no such Agent violated any term or provision of any Law applicable to the solicitation, negotiation, writing, sale, production or management of business for any such Person.

4.28          No Brokers or Finders. No broker, finder or investment banker has acted directly or indirectly for the Company or Company Seller in connection with this Agreement or the Transaction Documents, or the transactions contemplated herby or thereby, and no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company or the Company Seller.

4.29          PPP Loan. The Company has not received a Payroll Protection Program Loan under the CARES Act.

4.30          Nonpublic Offering. Company Seller understands that the offer and sale of Buyer Stock is intended to be a non-public offering in accordance with section 4(a)(2) of the Act and Regulation D promulgated under the Act (“Regulation D”), that no aspect of this offering has been reviewed by the United States Securities and Exchange Commission or the securities regulatory authorities of any state no written materials furnished by the Buyer and used in connection with this offering has been reviewed by any federal or state securities regulatory bodies or authorities;

4.31          Investment Representations.

4.31.1            Company Seller understands and agrees that the consummation of the transactions contemplated by the Transaction Documents, including the delivery of the Buyer Stock constitutes the offer and sale of securities under the Securities Act, applicable state statutes, shares of Buyer Stock are being acquired for Company Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act. At the time any Company Seller was offered the Buyer Stock, Company Seller was, and at the Effective Date it is, and it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

4.31.2            Company Seller understands that the Buyer Stock is being offered and sold hereunder in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Buyer is relying upon the truth and accuracy of, and Company Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Company Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Company Seller to acquire the Buyer Stock. Company Seller understands that agrees the shares of Buyer Stock are “restricted securities” within the meaning of United Stated securities laws and that they may not sell, transfer or assign the shares of Buyer Stock, or any portion thereof, without registration under the Securities Act or state securities laws or perfection of an applicable exemption therefrom.

4.31.3            Company Seller, and each of such Company Seller’s advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Buyer and materials relating to the offer and sale of the Buyer Stock which have been requested by Company Seller or Company Seller’s advisors. Company Seller, and each of Company Seller’s advisors, if any, have been afforded the opportunity to ask questions of the Buyer and, to the extent such questions have been asked, such questions have been satisfactorily answered. Company Seller understands that Company Seller’s purchase of the Buyer Stock involves a significant degree of risk.

4.31.4            Company Seller understands that no United States federal or state agency or any other Governmental Authority has passed upon or made any recommendation or endorsement of the Buyer Stock.

4.31.5            Company Seller understands that (i) the sale or re-sale of the Buyer Stock has not been and are not being registered under the Securities Act or any applicable state securities laws, and such shares may not be transferred unless (a) such shares are sold pursuant to an effective registration statement under the Securities Act, (b) Company Seller shall have delivered to the Buyer, at the cost of Company Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that such shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be acceptable to Buyer, (c) such shares are sold or transferred pursuant to Rule 144, or (d) such shares are sold pursuant to Regulation S, and Company Seller shall have delivered to the Buyer, at the cost of such Company Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be acceptable to the Buyer; (ii) any sale of such shares made in reliance on Rule 144 or Regulation S may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such shares under circumstances in which the Company Seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) except as may be set forth in the Stockholder’s Agreement, neither the Buyer nor any other person is under any obligation to register the resale of the Buyer Stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case).

4.31.6            Company Seller understands that any certificates representing the Buyer Stock will bear a legend in substantially the following form:

THE SHARES REPRESENTED HEREBY (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT, AS MAY BE AMENDED BY THE PARTIES THERETO FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER OF THE SECURITIES) WHICH INCLUDES CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH THEREIN.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MARPAI

Marpai hereby represents and warrants to the Buyer and the Company Seller that the statements contained in this Article 5 are true and correct on the Effective Date and shall be true and correct on the Closing Date as if made thereon(except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date).

5.1            Organization and Standing. Marpai (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (ii) has all necessary corporate power and corporate authority to carry on its business as it is now being conducted and to own or use the properties and assets that it purports to own or use; and (iii) is duly qualified as a foreign entity in good standing under the laws of each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except, in the case of this clause (iii), for such qualifications the absence of which would not reasonably be expected to be material to Marpai.

5.2            Authority and Enforceability. Marpai has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and each Transaction Document and to perform its obligations hereunder and thereunder. This Agreement has been, and each Transaction Document will be prior to the Closing, duly authorized, executed and delivered by Marpai, and this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Marpai, enforceable against Marpai in accordance with their terms, subject to Enforceability Exceptions.

5.3            No Conflict. The execution and delivery by Marpai of this Agreement and each Transaction Document, and the performance by Marpai of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time): (a) violate any provision of its governing documents; (b) violate in any respect, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any party the right to obtain any benefits, terminate, cancel or modify in a respect, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to Marpai, (ii) any provision of any order, arbitration award, judgment or decree to which Marpai or any of its properties are subject, (iii) any provision of any Contract to which Marpai is party; or (c) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority.

5.4            Capitalization; Title to Shares.

5.4.1            Section 5.4.1 of the Disclosure Schedule sets forth the total authorized capital stock of Marpai and the number of shares of such capital stock, divided by class, that are issued and outstanding and owned by each Marpai Seller.

5.4.2            Section 5.4.2 of the Disclosure Schedule sets forth all (i) outstanding subscriptions, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued any shares of capital stock or other securities or equity interests of Marpai; (ii) calls, subscriptions, phantom equity rights, purchase rights, subscription rights, preemptive rights, rights of first refusal, registration rights, conversion rights, anti-dilution rights, exchange rights or other rights, Contracts or commitments obligating Marpai to issue, transfer, sell or otherwise cause to become outstanding any shares of capital stock or other securities or equity interests of Marpai; or (iii) obligations of any kind convertible or exchangeable into or exercisable for any shares of capital stock or any other security of Marpai.

5.4.3            There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to Marpai.

5.4.4            At the Closing, the Buyer will own legally, beneficially and of record all of the issued and outstanding Marpai Stock owned by the Marpai Sellers, free and clear of any Liens.

5.4.5            The Marpai Stock, when transferred to Buyer at Closing, will be issued free and clear of all Liens, and all such shares will be duly authorized, validly issued, fully paid and nonassessable and, subject to the validity of the representations made by Buyer in Section 3.5, will be issued in compliance with applicable securities law and such shares are not subject to, or issued in violation of, any preemptive or similar rights, call right, rights of first refusal or similar rights.

5.5            Litigation. Section 5.5 of the Disclosure Schedule sets forth all Proceedings pending or, to the Knowledge of Marpai, threatened against, or occurring during the past three (3) years, relating to or involving Marpai or the assets of Marpai. Marpai does not owe any amounts, or have any other outstanding obligations, pursuant to (i) any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator of competent jurisdiction, or (ii) any settlement agreement, or similar agreement, with any Person.

5.6            Compliance with Laws. Marpai is in compliance in all respects with, and as of Effective Date, has not received any written notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business. To the Knowledge of Marpai, it is not under investigation with respect to, has not been threatened in writing to be charged with, nor has been given written notice of, any violation in any respect of any Law. Marpai maintains all Permits which are required for the operation of its business as it is currently conducted.

5.7            Tax Matters.

(a)            Each income and other Tax Return required to have been filed by Marpai has been timely filed and is complete and correct in all respects. All Taxes of Marpai that are due and owing (whether or not shown on any Tax Return) have been paid.

(b)            Marpai has not agreed to waive any statute of limitations in respect of Taxes of Marpai. No extension or waiver of time within which to file any Tax Return has been requested by or granted to Marpai with respect to any Tax Return that has not been filed. There are no (and there have not been any in the prior three (3) years) Proceedings in progress or pending against or with respect to Marpai regarding Taxes or Tax Returns. Marpai has not received any written notice from a Governmental Authority in the prior three (3) years indicating an intent to open a Proceeding related to Tax matters, which Proceeding has not since been resolved. No outstanding deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against Marpai. There is no Lien for Taxes with respect to any assets or properties of Marpai, except for liens and encumbrances imposed by law for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP.

(c)            The accrual for Taxes on the most recent balance sheet, as adjusted for the passage of time through the Closing Date in accordance with past practice, would be adequate to pay all unpaid Taxes of Marpai through the Closing Date.

(d)            Marpai has complied in all respects with all provisions of Tax law relating to withholding, payment and remittance of Taxes and information reporting with respect thereto, and Marpai has, within the time and in the manner prescribed by Tax law, paid over to the proper governmental authorities all amounts required.

(e)            Marpai has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return, or incurred any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6, (ii) under any provision of state, local or foreign law similar to Treasury Regulation Section 1.1502-6, (iii) as a transferee or successor, or (iv) by Contract or other commitment, other than a Contract entered into in the Ordinary Course, the principal purpose of which does not relate to Taxes. Marpai is not a party to or obligated under any tax sharing, tax indemnity, or similar agreement, policy, arrangement or practice with respect to Taxes.

(f)            Marpai has never been a party to or participated in any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

(g)            Marpai will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Code Section 108(i).

(h)            No written claim has ever been made by any taxing authority in a jurisdiction where Marpai does not file Tax Returns that they are or may be subject to taxation by that jurisdiction. Marpai has not engaged in a trade or business, has no a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), nor otherwise been subject to taxation in any country other than the country of its formation.

5.8            Financial Statements. Marpai has delivered to Buyer and Company copies of Marpai’s audited / unaudited financial statements for the fiscal years ended on December 31, 2017, December 31, 2018 and December 31, 2019, as well as the unaudited financial statements through the fiscal quarter ended September 30, 2020 (collectively, the “Marpai Financial Statements”). Marpai Financial Statements (x) have been prepared in accordance with GAAP in all respects, and (y) fairly and accurately present in all material respects the financial position of Marpai as of the dates thereof and the results of operations, changes in equity and cash flow for the periods then ended, subject, in the case of interim Marpai Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and to the absence of notes.

5.9            No Undisclosed Liabilities; Solvency. Marpai has no Liabilities of the type required to be set forth on a balance sheet of Marpai in accordance with GAAP, other than (i) as identified on Section 5.9 of the Disclosure Schedule, (ii)  as set forth on Marpai Financial Statements, and (iii) liabilities that have been incurred in the Ordinary Course since the date of the interim Marpai Financial Statements. Marpai is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used herein, “insolvent” means that the sum of the debts and other probable Liabilities of Marpai exceeds the present fair saleable value of Marpai’s assets.

5.10          Absence of Certain Changes. From September 30, 2020 through the Effective Date, no Material Adverse Effect has occurred with respect to Marpai.

5.11          Broker’s Fees.      Marpai has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or Company could become liable or obligated.

5.12         Adequate Investigation. Marpai acknowledges and agrees, on behalf of itself and its Affiliates, that it (a) has made or waived the opportunity to make its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Buyer and Company, and the financial condition, results of operations, assets, liabilities, properties and projected operations thereof and (b) has been furnished with or given adequate access to such information about the Buyer and Company as it has requested.

5.13         The Marpai Stock, when transferred to Buyer at Closing, will be issued free and clear of all Liens, and all Marpai Stock will be duly authorized, validly issued, fully paid and nonassessable.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE MARPAI SELLERS

Each Marpai Seller hereby represents and warrants to the Buyer and the Company Seller that the statements contained in this Article 6 are true and correct on the Effective Date and shall be true and correct on the Closing Date as if made thereon (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date).

6.1            Organization and Standing. Each Marpai Seller, if it is a corporation (i), is duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has all necessary corporate power and corporate authority to carry on its business as it is now being conducted and to own or use the properties and assets that it purports to own or use; and (iii) is duly qualified as a foreign entity in good standing under the laws of each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except, in the case of this clause (iii), for such qualifications the absence of which would not reasonably be expected to be material to such Marpai Seller.

6.2            Authority and Enforceability. Each Marpai Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each Transaction Document and to perform its obligations hereunder and thereunder. This Agreement has been, and each Transaction Document will be prior to the Closing, duly authorized, executed and delivered by such Marpai Seller, and this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of such Marpai Seller, enforceable against such Marpai Seller in accordance with their terms, subject to Enforceability Exceptions.

6.3            Title to Marpai Stock and Marpai Notes.

6.3.1            The Marpai Sellers collectively and beneficially shall own 100% of the issued and outstanding Marpai Stock and Marpai Notes. At the Closing, the Buyer will acquire legally, beneficially and of record all of the issued and outstanding Marpai Stock and the New Notes owned by the Marpai Sellers, free and clear of any Liens.

6.3.2            Subject to the validity of the representations made by Buyer in Section 3.5, the Marpai Stock will be transferred in compliance with applicable securities law and such shares are not subject to, or issued in violation of, any preemptive or similar rights, call right, rights of first refusal or similar rights.

6.4            Investment Intent. The Buyer Stock is being purchased for each Marpai Seller’s own account, for investment, and not with any current view to distribution or resale to others; no Marpai Seller is participating, directly or indirectly in an underwriting of any such distribution or other transfer.

6.5           Broker’s Fees.     No Marpai Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or Company could become liable or obligated.

6.6            Adequate Investigation. Each Marpai Seller acknowledges and agrees, on behalf of itself and its Affiliates, that it (a) has made or waived the opportunity to make its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Buyer and Company, and the financial condition, results of operations, assets, liabilities, properties and projected operations thereof and (b) has been furnished with or given adequate access to such information about the Buyer and Company as it has requested.

6.7            Independent Investigations. Marpai Sellers have such knowledge and experience in financial and business matters, and are capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and have evaluated such documents and information as they have deemed necessary in connection with the execution, delivery and performance of this Agreement. In formulating a decision to enter into this Agreement, the Marpai Sellers have relied solely upon (a) the provisions of this Agreement, (b) an independent investigation of the Company and Buyer, and (c) consultations with their legal and financial advisors with respect to this Agreement and the nature of their investment. Except for the specific representations and warranties made Company Seller in Article 4 of this Agreement, (i)  Marpai and the Marpai Sellers acknowledge and agree that (A) none of Company Seller, the Company or any of their Affiliates or Representatives is making or has made any representation or warranty, express or implied, at Law or in equity, in respect of the Company, (ii) Marpai and the Marpai Sellers specifically disclaim that they is relying upon or have relied upon any other statements, representations or warranties that may have been made by any Person, and (iii) Marpai and Marpai Sellers are consummating the transactions contemplated by this Agreement subject only to the specific representations and warranties set forth in Article 4 of this Agreement. Marpai and Marpai Sellers acknowledge and agree that this provision, together with Section 13.14, are intended to constitute an effective non-reliance provision and each of Company Seller and the Company is relying on the effectiveness of such provision in entering into this Agreement.

6.8            Investment Representations.

6.8.1            The Marpai Sellers understand and agree that the consummation of the transactions contemplated by the Transaction Documents, including the delivery of the Buyer Stock constitutes the offer and sale of securities under the Securities Act, applicable state statutes, shares of Buyer Stock are being acquired for the Marpai Sellers’ own accounts and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act. At the time any of the Marpai Sellers were offered the Buyer Stock, the Marpai Sellers were, and at the Effective Date they are, and they will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

6.8.2            The Marpai Sellers understand that the Buyer Stock is being offered and sold hereunder in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that the Buyer is relying upon the truth and accuracy of, and the Marpai Sellers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Marpai Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of the Marpai Sellers to acquire the Buyer Stock. The Marpai Sellers understand that agrees the shares of Buyer Stock are “restricted securities” within the meaning of United Stated securities laws and that they may not sell, transfer or assign the shares of Buyer Stock, or any portion thereof, without registration under the Securities Act or state securities laws or perfection of an applicable exemption therefrom, and the shares of Buyer Stock shall bear a customary restrictive legend to that effect.

6.8.3            The Marpai Sellers, and each of such the Marpai Sellers’ advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Buyer and materials relating to the offer and sale of the Buyer Stock which have been requested by the Marpai Sellers or the Marpai Sellers’ advisors. The Marpai Sellers, and each of the Marpai Sellers’s advisors, if any, have been afforded the opportunity to ask questions of the Buyer and, to the extent such questions have been asked, such questions have been satisfactorily answered. The Marpai Sellers understands that the Marpai Sellers’ purchase of the Buyer Stock involves a significant degree of risk.

6.8.4            The Marpai Sellers understand that no United States federal or state agency or any other Governmental Authority has passed upon or made any recommendation or endorsement of the Buyer Stock.

6.8.5            The Marpai Sellers understand that (i) the sale or re-sale of the Buyer Stock constituting the has not been and are not being registered under the Securities Act or any applicable state securities laws, and such shares may not be transferred unless (a) such shares are sold pursuant to an effective registration statement under the Securities Act, (b) the Marpai Sellers shall have delivered to the Buyer, at the cost of the Marpai Sellers, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that such shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be acceptable to Buyer, (c) such shares are sold or transferred pursuant to Rule 144, or (d) such shares are sold pursuant to Regulation S, and the Marpai Sellers shall have delivered to the Buyer, at the cost of such Marpai Sellers, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be acceptable to the Buyer; (ii) any sale of such shares made in reliance on Rule 144 or Regulation S may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such shares under circumstances in which the Marpai Sellers (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Buyer nor any other person is under any obligation to register the resale of the Buyer Stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case).

6.8.6            The Marpai Sellers understand that any certificates representing the Buyer Stock will bear a legend in substantially the following form:

THE SHARES REPRESENTED HEREBY (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THE SECURITIES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT, AS MAY BE AMENDED BY THE PARTIES THERETO FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER OF THE SECURITIES) WHICH INCLUDES CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH THEREIN.

ARTICLE 7
COVENANTS AND AGREEMENTS

7.1            Conduct of Business. From the date hereof through the Closing Date, the Company shall carry on the Business in the Ordinary Course and, consistent with the foregoing, the Company shall use its commercially reasonable efforts, consistent with past practices, to preserve the goodwill of the suppliers, contractors, licensors, employees and others having relations with the Company. Without the prior written consent of Buyer which will not be unreasonably withheld, the Company will not take any of the actions set forth in Schedule 7.1. From the date hereof through the Closing Date, Marpai shall carry on it business in the Ordinary Course and, consistent with the foregoing, Marpai shall use its commercially reasonable efforts, consistent with past practices, to preserve the goodwill of the suppliers, contractors, licensors, employees and others having relations with Marpai.

7.2            Access to Information. From the date hereof through the Closing Date, upon reasonable notice and subject to any limitations imposed by applicable Law, the Company shall afford to Buyer and its Representatives access, during normal business hours, to all its personnel, properties, books, contracts, commitments and records and all other information concerning its business, assets, personnel and Tax status as Buyer may request; provided that Buyer and its Representatives will not disrupt the operations or activities of the Company, and if applicable Law limits such access, the Parties will cooperate in good faith to establish an alternative mechanism to provide the information that Buyer desires to obtain in connection with such access. Notwithstanding the foregoing, (i) nothing herein will require any employee or Representative of the Company Seller, the Company or their respective Affiliates to provide any information regarding the Business of the Company in any other format or otherwise to manipulate or reconfigure any data regarding the Business of the Company, (ii) nothing herein will require the Company or their Affiliates to provide Buyer or its Representatives with access to or copies of (A) any information subject to attorney-client or attorney work product privilege or any similar protection, (B) any information the disclosure of which could reasonably be expected to violate any applicable Law or the terms of any Contract or result in the loss of protectable interests in trade secrets (provided that Company Seller will use commercially reasonable efforts to provide such information in a manner that does not violate such Law or is in accordance with such Contract), (C) any Tax Returns of Company Seller or any of its Affiliates (other than the Company or to the extent related to the Company) and (D) any information relating to the sale process, bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids; and (iii) nothing contained herein will permit Buyer to conduct any intrusive or invasive environmental sampling (including any soil, sediment and groundwater sampling) without Company Seller’s consent (which may be withheld in Company Seller’s sole discretion). All requests for access will be made to such Representatives of Company Seller as Company Seller will designate, who will be solely responsible for coordinating all such requests and access thereunder. Notwithstanding the foregoing, prior to Closing, Buyer and Buyer’s Representatives shall not contact or in any other manner communicate with customers (including clients) or suppliers of the Company in connection with the transactions contemplated by this Agreement without Company Seller’s consent (not to be unreasonably withheld, conditioned or delayed) and participation in such contact or communication.

7.3            Efforts to Close; Regulatory Approvals.

(a)            In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall cooperate with each other and use (and shall cause their respective Affiliates, to use) their commercially reasonable efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable.

(b)            If Buyer requests information from Company Seller or Marpai concerning Company Seller, Marpai or their Affiliates that Buyer requires to file the notifications, reports, consent requests, approvals requests and other materials with the appropriate Governmental Authorities with respect to the consents, waivers and approvals identified on Schedule 7.3 (as it relates to licensing), including any additional information reasonably requested by the Governmental Authority, Company Seller and/or Marpai shall provide such information as soon as reasonably practicable.

(c)            Buyer shall use commercially reasonable efforts to obtain (including by making required filings), as soon as reasonably practicable, the governmental approvals, Permits and consents and provide the notices, in each case, identified on Schedule 7.3 (as it relates to licensing). Company Seller will reasonably cooperate with Buyer in connection with the foregoing, including by participating in a committee with Representatives of Company Seller and Buyer. Subject to applicable legal limitations and the instructions of any Governmental Authority, Buyer shall keep Company Seller apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Buyer or its Representatives from, or given by Buyer or its Representatives to, any third party and/or any Governmental Authority with respect to such transactions.

7.4            Expenses. Except as otherwise provided herein, each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and the Transaction Documents, and to its performance and compliance with all agreements and covenants contained herein and therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants. The Company Seller shall pay at or prior to Closing all Company Transaction Expenses.

7.5            Company Covenants. The Company Seller shall cause the Company to comply with each of its covenants and agreements set forth herein up to Closing and Buyer will do so likewise following Closing.

7.6            Insurance. From and after the Closing Date, except as set forth in the Benefits TSA, the Company shall cease to be insured under the insurance policies of Company Seller or its Affiliates (including any employee benefit plans). Except as provided in the Benefits TSA, Buyer shall acquire its own insurance policies with respect to the Company as of the Closing Date and shall not be entitled to any benefit from any insurance policy maintained by Company Seller or its Affiliates prior to, at or after Closing.

7.7            Confidentiality. Buyer acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of a confidentiality agreement, dated October 2020, by and between Marpai and the Company (collectively, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement will terminate with respect to information relating solely to the Business of the Company; provided, however, that Buyer acknowledges that any and all other information provided to it by Company Seller or its Affiliates or their Representatives concerning Company Seller or any of its Affiliates (other than the Company) will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. The Parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, constitute confidential information and therefore, they shall not disclose or provide access to such information to any third party. Unless otherwise required by applicable Law, each Party shall, and shall cause each of their respective legal, financial, accounting and other Representatives and Affiliates to, hold in confidence all information regarding the other Parties, this Agreement and the transactions contemplated hereby, except that each Party may disclose any such information to the extent that it is reasonably necessary in order to obtain the regulatory approvals or third party consents solely to the extent required to satisfy the conditions to closing set forth above. Any disclosures that are not permitted by this Section 7.7 shall be deemed to be a breach of this Section 7.7 by the applicable Party who is responsible to keep the information confidential. To the extent a disclosure is required by applicable Law (including Tax Laws and regulations), rule, regulation or share exchange regulation, the Party seeking to make such disclosure shall promptly notify the other Parties of this and the Parties shall cooperate with each other, as applicable, to the extent practicable so as to assist such other Party, as the case may be, to obtain a protective order over, or confidential treatment of such information and in any event shall limit the information disclosed only to such information that is required to be disclosed by applicable law, rule, regulation or share exchange regulation, provided that the party disclosing such information shall note the confidential nature of such information. The Parties hereby agree that, except as provided in this Section 7.7, the Confidentiality Agreement shall be terminated and of no further force and effect as of the Closing Date.

7.8            Further Assurances. From and after the Closing, as and when requested by any Party, each Party, at its own expense, will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, in each case as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

7.9           Business Records; Cooperation7.10      . After the Closing, Buyer will afford, and will cause the officers and employees of the Company to afford, Company Seller and its Affiliates and their respective Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the pre-Closing books and records of the Company, including any electronic mail records (and will permit such Persons to examine and copy such books and records to the extent reasonably requested by such Person) to the extent that such books and records of the Company are reasonably required in connection with financial or Tax reporting and/or litigation, in each case, solely to the extent relating to a pre-Closing period and such access will not disrupt the normal operations of the Company or other operations or activities of Buyer or its Affiliates. Notwithstanding the foregoing, Buyer shall not be required to disclose books and records pursuant to this Agreement after Closing if there is any adverse Action in which Buyer or any of its Affiliates, on the one hand, and Company Seller or any of its Affiliates, on the other hand, are adverse parties (but without limiting any discovery rules). Notwithstanding anything to the contrary set forth in this Agreement, neither Buyer nor the Company shall be required to disclose to Company Seller or its designees and Representatives any information or otherwise provide access pursuant to this Section 7.9 if in doing so, (A) would reasonably be expected to violate any Law or Contract to which Buyer or any of its Affiliates is a party or is subject, or (B) in connection therewith, Buyer or such Affiliate of Buyer, as applicable, believes in good faith such disclosure would reasonably be expected to result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges); provided, however, that in any matters within the scope of clauses (A) or (B) above, Buyer shall inform Company Seller of the general nature of the access or information being withheld and, upon Company Seller’s request, reasonably cooperate with Company Seller to provide such access or information in a manner that would not result in any of the outcomes described in the clause (A) and/or (B), as applicable.

7.10          Tail Insurance. At the Closing, Buyer shall, on the Company’s behalf, purchase a six (6) year prepaid directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policy providing “tail” coverage for the Company’s employees, officers and directors (which policy may be a continuation or extension of the Company’s existing insurance policies, or may be a policy or policies of substantially the same coverage and amounts and which contain terms and conditions that are, when taken as a whole, not less advantageous to the Company’s employees, directors and officers than the terms and conditions of the Company’s existing employee, director and officer indemnification policies). The Buyer shall be responsible for the costs of such tail coverage. The provisions of this Section 7.10 and the insurance contemplated herein are intended for the benefit of, and will be enforceable by, each current and former employee, officer, director, manager or similar functionary of the Company and his or her heirs and Representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by Contract or otherwise.

7.11          Restrictive Covenants.

7.11.1            Terms and Conditions. During the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Company Seller shall not, and shall cause its direct and indirect members and its and their respective Affiliates (each a “Restricted Party”) not to, directly or indirectly, either for such Restricted Party or through any other Person, own, operate, manage, control, engage in, invest in or participate in any manner, act as a consultant or advisor to, or render services for any venture, enterprise or Person (other than Buyer or any of its Affiliates) that directly or indirectly engages in the United States in the provision of third party administrative services to employers with respect to their healthcare plans (the “Prohibited Business Activity”). For purposes of the definition of “Affiliate,” a director or manager of an entity that has multiple directors or managers will not be deemed to control that entity unless such individual director or manager has the power to (i) control the decisions of the other directors or managers or (ii) manage the business of that entity as an individual.

7.11.2            Company Seller acknowledges that the provisions of Section 7.11 are in consideration of the direct and indirect benefits to be derived by Company Seller under this Agreement. Company Seller expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. The covenants and undertakings contained in this Section 7.11 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this 7.11.2 could cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this 7.11.2 will be inadequate. Therefore, Buyer will be entitled to seek a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.11 without the necessity of proving actual damage or posting any bond whatsoever. The parties agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.11 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.11.3            Exceptions.

(a)            The language in Section 7.11.1 above shall not be construed to prohibit a Restricted Party from continuing its ownership or participation in or the operation of the following businesses, so long as the Controlled Companies do not engage in the Prohibited Business Activity:

(i)            Wellmation, LLC;

(ii)           Vincent’s Drug Store and Soda Fountain, Inc.;

(iii)          Somnomed Technologies; or

(iv)          Brightfield Group, LLC (the companies in (i) through (iv), the “Controlled Companies”);

(b)            The language in Section 7.11.1 above shall not be construed to prohibit a Restricted Party from continuing its holding of existing or making future minority equity investments in or having representation on (or acting as a member of) the board of directors (or other comparable body) of any of the following:

(i)            WD Acquisition Company, LLC or its subsidiaries;

(ii)           Thirty Madison Inc., or

(iii)           a Person who does not, directly or indirectly, at the time of the investment engage in a Prohibited Business Activity (the companies in (i)-(iii), the “Minority Investment Companies”)

(c)            Blind Pool. The language in Section 7.11.1 above shall not be construed to prohibit a Restricted Party from becoming an investor in a “blind pool” or similar investment fund (an “Investment Fund”), or an indirect investor in any portfolio company of such Investment Fund provided that the Restricted Party does not serve in an operational capacity with respect to such Investment Fund or portfolio company or directly or indirectly have any involvement in the conduct of the business of such Investment Fund or portfolio company. For purposes of clarity, the Parties agree that a designee of a Restricted Party is permitted to serve on the advisory committee of blind pool funds managed by Weatherford Capital, including Weatherford Capital Fund I, LP.

(d)            The Minority Investment Companies and the Investment Funds (and their portfolio companies) are not Restricted Parties under this Section 7.11.

7.11.4            Confidentiality. The Restricted Parties shall, and shall cause their respective directors, officers, employees and Representatives of a Restricted Party to, maintain and not disclose any confidential information of the Business in accordance with Section 7.7.

7.11.5            Solicitation and Employment. During the Restricted Period, a Restricted Party shall not, directly or indirectly:

(a)            (i) recruit or solicit for employment or engagement; or (ii) employ, hire, retain or engage any Person who is (or was during either the one-year period preceding the Closing Date or the one-year period preceding the date of hire) employed or engaged by the Company. The language in clause (a) above shall not be construed to prohibit a Restricted Party from advertising employment opportunities in any newspaper, trade journal or other publication or any Internet website posting.

(b)            solicit business from any Person that is, or was during the one-year period preceding the Closing Date, a client, customer, supplier, payer, vendor, or other material business relation of the Company (or any successor in interest to any such Persons), in any case, for the purpose of (A) securing business or Contracts related to the Prohibited Business Activity or (B) adversely impacting the Company’s relationship with such Person.

7.11.6            Additional Covenants. Company Seller agrees and acknowledges that Company Seller and its Affiliates are familiar with the trade secrets and other information of a confidential or proprietary nature of the Company and its Business, clients, vendors and other business relations. Company Seller also agrees and acknowledges that Buyer and the Company would be irreparably damaged if Company Seller and/or its Affiliates were to violate this Section 7.11 and that any such violation would result in a significant loss of goodwill in respect of the Company and the Membership Interests of the Company. Company Seller further agrees and acknowledges that:

(a)            the covenants and agreements set forth in this Agreement were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties thereto if Company Seller or its Affiliates breached any of the provisions of this Section 7.11;

(b)            in order to assure Buyer that the Company following the Closing will retain its value, it is necessary that Company Seller and its Affiliates undertake not to utilize Company Seller’s and its Affiliates’ special knowledge of the Company and its business relations and Company Seller’s relationship with clients or customers to compete with Buyer or the Company in violation of this Agreement for the Restricted Period; and

(c)            the Company currently operates its business and has relationships with customers throughout the United States.

7.11.7            Enforcement and Revision of Terms. If, at the time of enforcement of the covenants contained in this Section 7.11 (the “Restrictive Covenants”), a court shall hold that the duration, scope or the restricted territory stated herein is unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that such court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Company Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of Buyer’s, Company Seller’s or any of their respective Affiliates’ businesses and the substantial investment made by Buyer hereunder. Company Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by Company Seller in connection with the sale by Company Seller of the goodwill of the Business.

7.12          Employees/Benefit Plans. From and after the Closing Date, employees of the Company shall cease to be participants in the Benefit Plans sponsored by Hillcour (except for a transition period with respect to certain Benefit Plans ending May 31, 2021as provided in the Benefits TSA), and Buyer shall be responsible for providing employee benefits to employees of the Company as of the Closing Date.

7.13          Market Stand-off Agreement. The Marpai Sellers and the Company Seller hereby agree that they will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Buyer for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Buyer and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by either the Company Seller or Marpai Sellers or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 7.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the either the Company Seller or the Marpai Sellers, or the immediate family of any of the aforesaid, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to it only if all officers and directors and stockholders individually owning more than one percent (1%) of the Buyer’s outstanding common stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock, convertible notes and other securities) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 7.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each of the Company Seller and Marpai Sellers further agree to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 7.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all such agreements by the Buyer or the underwriters shall apply pro rata to all Buyer stockholders that are subject to such agreements, based on the number of shares subject to such agreements. In addition, each of the Marpai Sellers and the Company Seller covenant to use reasonable commercial efforts to cooperate with the Buyer and the underwriter in the preparation and filing(s) of the Buyer’s registration statement on Form S-1. Notwithstanding anything to the contrary, this Section 7.13 shall not apply to: (a) any transaction by and between Company Seller and Marpai Sellers involving Buyer stock or securities which may be converted to Buyer Stock; (b) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Buyer Stock, provided that such plan does not provide for the transfer of Buyer Stock during the restricted period as set forth in any agreement contemplated by this Section 7.13 (except as otherwise permitted herein); or (c) distributions, transfers, swaps or dispositions of shares of Buyer Stock or any security convertible into or exercisable or exchangeable for Buyer Stock to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members, managers, subsidiaries or other direct or indirect equity holders of the undersigned, as applicable, or to the estates of any such stockholders, affiliates, partners, members, managers or equity holders, or to any investment fund or other entity that controls or manages, is under common control with, or is controlled or managed by the between Company Seller and Marpai Sellers.

7.14          Registration Rights. If, following the date of this Agreement, the Buyer sells or issues any securities (including securities convertible into or exchangeable or exercisable for any shares of the Buyer’s capital stock) that entitles any holder thereof to registration rights with respect to such securities (or any shares of capital stock issuable upon conversion or exercise of such securities), or otherwise grants registration rights to any existing security holder of the Buyer (the “Registration Rights”), then the Buyer shall also grant the same Registration Rights to the Sellers on a pari passu basis, provided that all securityholders of Buyer with Registration Rights shall be subject to all customary provisions and restrictions required by Buyer in relation thereto, including without limitation, lockups, cutbacks, and underwriting undertakings.

7.15         Tax Treatment. Buyer and Sellers (i) shall treat the purchase of the Marpai Stock and the Membership Interests, the Reorganization and the IPO as part of an integrated plan intended to be tax-free pursuant to Section 351 of the Code (the “Tax Treatment”); and (ii) will, and will cause its Affiliates to, prepare and file all applicable Tax Returns required to be filed by Buyer or its Affiliates with any Governmental Authority in any manner consistent with the Tax Treatment and to take no position inconsistent with the Tax Treatment in any applicable Tax Return or in any proceeding before any Governmental Authority, unless otherwise required by applicable Law. None of Buyer, the Sellers, the Company, or Marpai have a present plan or intention to, and will not, authorize, recommend, propose, adopt, or effect a plan of complete or partial liquidation, or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization which could result in a complete or partial liquidation, of Marpai, the Company or Buyer at or after the Closing.

7.16          Discharge and Satisfaction of Covered Liabilities.

7.16.1            Notwithstanding anything else to the contrary herein, at Closing, the Company Seller hereby undertakes, warrants, covenants and agrees that, as of and conditioned upon Closing, the Company Seller shall be exclusively responsible for, pay, fully satisfy and otherwise discharge in full all Covered Liabilities (as defined herein), all of which shall be deemed for all purposes to be assumed in full by the Company Seller as of and conditioned upon Closing, unless otherwise agreed to in writing and in advance by the Buyer.

7.16.2            “Covered Liabilities” means any and all Liabilities which are within the scope of any one or more of the following categories of events, facts, acts, omissions, circumstances and/or subject matters, and that relate to the period prior to the Closing Date, both known and unknown as of such date:

(a)            Phantom Unit Awards outstanding on the Closing Date, including any Phantom Unit Awards that were not disclosed to the Buyer on the Phantom Unit Schedule, including but not limited to those Covered Liabilities listed on Schedule 7.16.2(a) hereof;

(b)            the failure of the Company to possess or maintain effectiveness of any Permit which was required for the operation of the business of the Company prior to Closing, including but not limited to those Covered Liabilities listed in Schedule 7.16.2(b);

(c)            any proceedings relating to or in connection with any actual violation of or failure to comply with any Healthcare Law prior to Closing, including but not limited to those Covered Liabilities listed on Schedule 7.16.2(c);

(d)            any disciplinary or enforcement action from any Governmental Authority related to the operation of the Company’s business prior to Closing, whether or not related to Taxes or a violation of Healthcare Laws, including but not limited to those Covered Liabilities listed in Schedule 7.16.2(d);

(e)            any litigation or cause of action outside the Ordinary Course of Business relating to the operation of the Company’s business prior to Closing, including but not limited to those Covered Liabilities listed in Schedule 7.16.2(e);

(f)            the failure of the Company to pay any Taxes for the period prior to Closing when due, including but not limited to those Covered Liabilities listed in Schedule 7.16.2(f);

(g)            any violation of the Privacy and Security Laws relating to the operation of the Company’s business prior to Closing, including but not limited to those Covered Liabilities listed in Schedule 7.16.2(g);

(h)            any claim or litigation by a client of the Company described in Schedule 7.16.2(h); and

(i)            any amounts paid by the Company in excess of the amount received from the Company’s customer (or the customer’s health benefit plan) with respect to any unresolved billing dispute claim listed in Schedule 7.16.2(i) as well as any other unresolved billing dispute claim in excess of $50,000 existing as of the Closing and any unresolved billing dispute claim older than one hundred eighty (180) days as of the Closing Date. The Parties shall update Schedule 7.16.2(i) within three (3) Business Days after Closing to reflect such unresolved claims as of Closing and the unresolved claims set forth on such updated schedule shall be the Covered Liabilities under this subsection (h) (such unresolved claims, the “Billing Dispute Claims”).

“Covered Liabilities” shall not include any consequential damages, lost profits or revenue of the Company after Closing or any Loss related to diminution in value. “Covered Liabilities” shall not include any costs or expenses incurred by Buyer or its subsidiaries (including the Company) in creating and implementing any corrective action plan requested by a Governmental Authority after Closing, and Buyer shall be responsible for creating and implementing such plan. The Company Seller shall not be required to incur costs and expenses in excess of $50,000 in creating and implementing a corrective action plan requested by a Governmental Authority prior to Closing.

7.16.3            Covered Liabilities known on the Effective Date shall be listed on Schedule 7.16.2 including a dollar amount representing a good faith estimate of the Company’s maximum exposure. To the extent Covered Liabilities arise between the Effective Date and the Closing Date, such Covered Liability shall be added to Schedule 7.16.2. However, the absence of a liability from Schedule 7.16.2 that is unknown to Buyer and Marpai Sellers shall not preclude such liability from being deemed a Covered Liability in accordance with the terms of this Agreement.

7.16.4            Potential Liabilities.

(a)            If Buyer or any of its subsidiaries (including the Company) become aware of a potential Covered Liability subsequent to the Closing Date (a “Potential Liability”), Buyer shall provide written notice to the Company Seller within five (5) Business Days specifying the Potential Liability in reasonable detail in light of the facts then known to Buyer and its subsidiaries and, if practicable in Buyer’s reasonable judgment, the amount or estimated amount thereof, together with copies of all documents in possession of Buyer and its subsidiaries related to such Potential Liability.

(b)            Upon receipt of such notice, the Company Seller will have the right to (i) dispute whether the Potential Liability in the notice is a Covered Liability, (ii) acknowledge that the Potential Liability in the notice is a Covered Liability and satisfy that Covered Liability or (iii) acknowledge that the Potential Liability in the notice is a Covered Liability and defend against (or request that the Company manage or defend against) such Covered Liability. If the Company Seller disputes that the Potential Liability is a Covered Liability, the Parties will attempt to resolve the dispute in accordance with Section 13.10 prior to filing any legal proceeding in accordance with Section 13.6.

(c)            With respect to a Covered Liability set forth on Schedule 7.16.2 and any Covered Liability that the Company Seller has elected to defend against under Section 7.16.4(b), the Company and Buyer shall provide prompt, reasonable assistance to the Company Seller in the investigation, defense or prosecution of any action, suit, inquiry, claim, investigation or proceeding which relates to or arises out of the Covered Liability. Such assistance will include: (i) designating an executive-level employee of the Company to be responsible for coordination of the assistance required by this Section 7.16, (ii) providing reasonable access to any Buyer, Company or Marpai employees or consultants assisting with or managing any claims related to Covered Liabilities, (iii) the executive-level employee and such other employees or consultants participating in weekly meetings with a representative of the Company Seller concerning developments in, and resolution of, Covered Liabilities, (iv) promptly providing to the Company Seller a copy of any correspondence or communication received with respect to a Covered Liability and (v) taking reasonable actions requested by the Company Seller which relate to or arise out of the Covered Liabilities, such as implementing any corrective action plans or policies, amending contractual relationships or other remedial actions required in connection with the settlement or resolution of Covered Liabilities. In addition, with respect to Billing Dispute Claims, (A) the Company will maintain a mutually agreed number of employees dedicated to resolving Billing Dispute Claims, (B) the Company will be responsible for coordinating with Advanced Medical Payment Solutions and other vendors and enforcing the related contract and (C) the Company will manage such claims with not less than the degree of effort and care used prior to Closing. Edmundo Gonzalez (or another Person reasonably acceptable to Company Seller) will be responsible for coordinating with Company Seller with respect to Billing Dispute Claims. Buyer and its subsidiaries shall not settle, compromise or discharge any Covered Liability without the Company Seller’s prior written consent.

7.17          Implementation of FTI Recommendations.

7.17.1            Prior to the Closing Date, Representatives of the Company and Marpai shall use good faith, reasonable commercial efforts to implement, to the extent possible within such timeframe, the following workstream objectives as set forth and more fully described in “Workstream 1: Organization Redesign” of that certain CB Restructuring Implementation Proposal, dated as of December 2020 (the “FTI Report”), by FTI Consulting, Inc. (“FTI”):

(a)            Define clear roles and responsibilities for all executive level employees/consultants of CB;

(b)            Made all reduction decisions identifying specialists and high performers;

(c)            Take all actions necessary to implement the Organization Chart recommended by FTI;

(d)            Implement means to achieve departmental reduction targets using FTI-recommended criteria for reduction decisions;

(e)            Estimate one-time costs related to service/engagement termination; and

(f)            Developed change management, retention/incentive and communication plans.

The Company shall not be required to implement any change or process that it believes in good faith would impair the ongoing operations of the Company prior to Closing (including if the Closing does not occur).

7.17.2            Until the Closing Date, the Company shall continue to provide Marpai and its Representatives access to the Company, its facilities, its employees and its books and records to facilitate and contribute to the implementation after Closing of the objectives set forth in “Workstream 2: Gross Margin Improvement” as set forth in the FTI Report.

7.18          Good Faith Cooperation with Lead Underwriter and its Counsel. The Parties acknowledge and agree that the Parties intend for the Buyer to consummate the IPO. In parallel herewith, each of the Buyer and the Company shall use their best commercial efforts to cooperate with the IPO’s lead underwriter and its counsel to facilitate the SEC registration process and all matters ancillary thereto. The Buyer shall be responsible for all expenses in connection therewith.

7.19          Options and Warrants Held by Company Seller or its Affiliate. All options and warrants to purchase Marpai Stock held by Company Seller or its Affiliates or other Persons as of the Closing Date will be exchanged for options and warrants to purchase Buyer Stock based on a 1:1 ratio, and the number of shares (and exercise price) covered by such warrants and options will be adjusted to reflect any stock split, recapitalization and similar capitalization adjustment to the Buyer Stock in connection with the IPO.

7.20          Preemptive Right. Buyer and Marpai hereby grant to Company Seller and its Affiliates the right to purchase their pro rata portion of any capital stock or convertible notes that Buyer or Marpai may from time to time propose to issue or sell to any party prior to the IPO. Company Seller and its Affiliates’ pro rata portion shall be determined based on their ownership of Buyer Stock immediately following Closing as shown on Schedule A: Schedule of Consideration. Such right shall be exercisable for a period of fifteen (15) business days following written notice to Company Seller of a proposed issuance or sale. Such preemptive right shall not apply to (a) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any equity-based award plans or other compensation agreement; (b) the conversion or exchange of any securities of Buyer or Marpai into capital stock, or the exercise of any warrants or other rights to acquire capital stock of Buyer or Marpai; or (c) a split of capital stock, payment of distributions or any similar recapitalization.

7.21          Deposit of Escrow Amount. On or prior to April 30, 2021, Company Seller shall deposit the Escrow Amount with the Escrow Agent.

ARTICLE 8
CONDITIONS TO THE OBLIGATION OF COMPANY AND THE COMPANY SELLER

The obligation of the Company and the Company Seller to enter into and complete the Closing is subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by the Company Seller.

8.1            Representations and Covenants. (i) The representations and warranties of Buyer set forth in Article 3, of Marpai contained in Article 5 and of Marpai Sellers contained in Article 6 that are qualified by materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the Closing Date and (ii) all other representations and warranties of the Buyer set forth in Article 3, Marpai set forth in Article 5, and Marpai Sellers set forth in Article 6 shall be true and correct in all material respects, in each case, as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). Buyer, Marpai and Marpai Sellers shall in all material respects have performed and complied with all terms, agreements and covenants of this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.2            Proceedings. On the Closing Date, there shall be no Proceeding pending or threatened pertaining to the transactions contemplated by this Agreement or by any Transaction Document. No action shall have been taken, proposed or threatened and no statute, rule, regulation or order shall have been proposed, enacted or entered by any Governmental Authority that threatens to prohibit or unduly delay consummation of the transactions contemplated by this Agreement or by any Transaction Document.

8.3            Material Adverse Effect. Since the date hereof through the Closing Date, there shall not have been any Material Adverse Effect with respect to Buyer or Marpai.

8.4            Receipt of Closing Deliverables. Company Seller shall have received any and all of the closing deliverables listed in Section 2.3.2 above.

8.5            Filings; Consents. All registrations, filings, applications, notices, consents, approvals, orders, qualifications, waivers, estoppel certificates and non-disturbance agreements listed in Schedule 7.3 shall have been filed, made or obtained, as applicable.

ARTICLE 9
CONDITIONS TO THE OBLIGATIONS OF BUYER AND MARPAI SELLERS

The obligation of Buyer and the Marpai Sellers to enter into and complete the Closing is subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer.

9.1            Representations and Covenants. (i) The representations and warranties of the Company Seller and the Company contained in Article 4 that are qualified by materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the Closing Date and (ii) all other representations and warranties of the Company Seller and Company set forth in Article 4 shall be true and correct in all material respects, in each case, as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). Each of the Company and the Company Seller shall in all material respects have performed and complied with all terms, agreements and covenants of this Agreement to be performed or complied with by them on or prior to the Closing Date.

9.2            Proceedings. On the Closing Date, there shall be no Proceeding pending or threatened pertaining to the transactions contemplated by this Agreement or by any Transaction Document. No action shall have been taken, proposed or threatened and no statute, rule, regulation or order shall have been proposed, enacted or entered by any Governmental Authority that threatens to prohibit or unduly delay consummation of the transactions contemplated by this Agreement or by any Transaction Document.

9.3            Filings; Consents. All registrations, filings, applications, notices, consents, approvals, orders, qualifications, waivers, estoppel certificates and non-disturbance agreements listed in Schedule 7.3 shall have been filed, made or obtained, as applicable.

9.4            [Reserved]

9.5            No Indebtedness. Buyer shall have received (A) evidence satisfactory to Buyer of the repayment and extinguishment in full of all Indebtedness prior to the Closing without any further Liability to the Company, Buyer or any of their respective subsidiaries or Affiliates, and (B) if applicable, all UCC-3 (or, in the case of non-U.S. jurisdictions, similar documentation) termination statements and pledge releases, if any, relating to assets, properties or rights secured by such Indebtedness.

9.6            No Material Adverse Effect. Since the date hereof through the Closing Date, there shall not have been any Material Adverse Effect with respect to the Company.

9.7            Closing Cash. The Company shall have Closing Cash of at least $4,762,000.

9.8            Receipt of Closing Deliverables. Buyer shall have received any and all of the closing deliverables listed in Section 2.3.1 above.

ARTICLE 10
INDEMNIFICATION

10.1          Obligation to Indemnify.

(a)            Indemnification Obligations of Company Seller. Company Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all Losses incurred by any Buyer Indemnified Party resulting from, arising out of or relating to any:

(i)            any breach or inaccuracy of any representation or warranty of the Company or Company Seller contained in this Agreement or any Transaction Document;

(ii)           any breach, non-performance or non-compliance of any pre-Closing or post-Closing covenant or agreement of the Company Seller and/or pre-Closing covenant or agreement of the Company contained in this Agreement or any Transaction Document;

(iii)          any Covered Liability; and

(iv)          any Fraud by the Company Seller.

(b)            Indemnification Obligations of Buyer. From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Company Seller Indemnified Parties from, against and in respect of any and all Losses based upon, asserted against, arising out of or relating to:

(i)            any breach or inaccuracy of any representation or warranty of the Buyer contained in this Agreement or any Transaction Document;

(ii)           any breach, non-performance or non-compliance of any post-Closing covenant or agreement of the Buyer and/or the Company contained in this Agreement or any Transaction Document; and

(iii)          any Fraud by the Buyer.

(c)            No materiality or Material Adverse Effect qualifier shall be given any effect for the purpose of determining the amount of Losses resulting from a breach of representations and warranties hereunder or in any Transaction Document.

10.2          Indemnification Procedures. Except in the event of a Covered Liability covered by Section 7.16, claims for indemnification under this Agreement shall be asserted and resolved as follows:

10.2.1            In the event that (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation is asserted or instituted by any Person (other than the Parties or their Affiliates) which could give rise to Losses for which a Party could be liable to a Buyer Indemnified Party or Company Seller Indemnified Party, as the case may be (each, an “Indemnified Party”), under this Agreement (such proceeding, a “Third Party Claim”) or (ii) any Buyer Indemnified Party or Company Seller Indemnified Party has a claim to be indemnified by the Company Seller or Buyer, as the case may be (the “Indemnifying Party”), under this Agreement (such claim, a “Direct Claim” and, together with Third Party Claims, “Indemnification Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim (and in any event, within thirty (30) days), or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Proceeding giving rise to any such Third Party Claim or Direct Claim in reasonable detail in light of the facts then known to the Indemnified Party, and, if practicable in the Indemnified Party’s reasonable judgment, the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Proceeding) (a “Claim Notice”), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third Party Claim, provided, however, that a delay (including a delay beyond the aforementioned thirty (30) day period) in notifying the Indemnifying Party (or delivering copies of the aforementioned notices and documents) shall not relieve the Indemnifying Party of its indemnification obligations under Article 10 except to the extent that (and only to the extent that) the Indemnifying Party shall have been prejudiced by the failure of the Indemnified Party to give such notice or deliver such documents or notices, in which case the Indemnifying Party shall be relieved of its indemnification obligations under Article 10 only to the extent of such prejudice.

10.2.2            If any Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled, if it so chooses by providing written notice to the Indemnified Party, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim if (a) the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party that cannot be separated from any related claim for money damages (provided that if such equitable relief or other relief portion can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion of the claim for money damages subject to the terms of this Article 10), (b) in the event that the Third Party Claim were to be adversely decided, it is likely that the amount of the Losses related to the Third Party Claim which would be indemnifiable by the Indemnifying Party hereunder would be less than the amount of payments related to the Third Party Claim which would be paid by the Indemnified Party, (c) the Third Party Claim involves any allegedly criminal or quasi-criminal activity of the Indemnified Party, (d) Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest on a material issue with respect to such defense or control between the Indemnifying Party and the Indemnified Party, (e) it is likely that the Losses arising out of or related to such claim would not exceed (after taking into account all other applicable indemnification claims) the Deductible or (f) the Indemnifying Party failed or is failing to make reasonable efforts to defend or prosecute such Third Party Claim. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that the Indemnifying Party shall pay the reasonable costs and fees of such counsel if the Indemnifying Party ceases to control such defense (including as a result of the foregoing), and (ii) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party (if it so elects) shall control such defense; provided that the Indemnified Party shall be entitled to reimbursement for the reasonable costs and expenses of its own legal counsel if the Indemnifying Party and the Indemnified Party are parties to or the subjects of such Third Party Claim and material conflicts of interest exist between the Indemnified Party and Indemnifying Party such that the Indemnified Party has been advised by counsel that the representation by the same counsel would be inappropriate under applicable standards of professional conduct.

10.2.3            If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim when permitted pursuant to Section 10.2.2, the Indemnified Party shall reasonably cooperate in good faith in the defense or prosecution thereof. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not settle, compromise or discharge such Third-Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim if (x) pursuant to or as a result of such settlement, compromise or discharge, injunctive or other equitable relief will be imposed against the Indemnified Party, (y) pursuant to or as a result of such settlement, compromise or discharge, such Third-Party Claim could result in any payment of monetary damages by the Indemnified Party in excess of amounts paid by Indemnifying Party, or (z) such settlement does not irrevocably und unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such Third-Party Claim or does not include a full dismissal of such Third-Party Claim (and any related claims) with prejudice. If the Indemnifying Party does not assume the defense of (or is not entitled to assume the defense of) a Third-Party Claim, the Indemnifying Party shall not be bound by any settlement or comprise of any Third-Party Claim effected without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), it being understood that no such settlement without the Indemnifying Party’s consent shall, in and of itself, relieve the Indemnifying Party of its indemnification obligations hereunder if the Third-Party Claim is an indemnifiable claim under this Article 10.

10.2.4            After any final decision, judgment or award shall have been rendered by a Governmental Authority or arbitrator of competent jurisdiction with respect to an Indemnification Claim hereunder and the expiration of the time in which to appeal therefrom, or a settlement or arbitration shall have been consummated, or the Indemnified Party and Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof by wire transfer in immediately available funds within ten (10) Business Days after the date of such notice or, if required earlier, pursuant to the terms of the agreement reached with respect to the Indemnification Claim.

10.2.5            In the event of a Direct Claim, Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such Indemnification Claim. If the Indemnifying Party does not notify the Indemnified Party within such thirty days, such claim specified in the Claim Notice shall be conclusively deemed to be disputed by Indemnifying Party.

10.2.6            From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of either Party, each Party shall grant the other and its Representatives reasonable access to the books, records, Representatives and properties of such Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Party. The Party requesting access will not, and shall use its reasonable best efforts to cause its Representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Party’s Representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 10.2.6 which is designated as confidential by the other Party.

10.2.7            Notwithstanding the foregoing, any Tax Proceeding shall be governed by Article 12 and not this Section 10.2.

10.3          Indemnification Limitations.

10.3.1            It is the intent of the Parties that Buyer shall be entitled to recover Losses solely from the Escrow Amount, other than Losses that result from a breach of or inaccuracy in the Fundamental Representations, claims for Covered Liabilities or claims based upon Fraud.

10.3.2            The Buyer Indemnified Parties shall not be entitled to recover Losses under Section 10.1(a)(i) (other than a breach of or inaccuracy in the Fundamental Representations, claims based upon Fraud or claims for Covered Liabilities) unless the aggregate Losses for all such breaches and inaccuracies exceeds $135,000 (the “Deductible”) (following which, subject to the other limitations set forth in this Article 10, the Buyer Indemnified Parties shall be entitled to indemnification from and against all such Losses in excess of the Deductible); and the Company Seller Indemnified Parties shall not be entitled to recover Losses under Section 10.1(b)(i) (other than a breach of or inaccuracy in the Fundamental Representations or claims based upon Fraud) unless the aggregate Losses for all such breaches and inaccuracies exceeds the Deductible (following which, subject to the other limitations set forth in this Article 10, the Company Seller Indemnified Parties shall be entitled to recover indemnification from and against all such Losses in excess of the Deductible).

10.3.3            The Company Seller Indemnified Parties shall not be entitled to recover Losses under Section 10.1(b)(i) or 10.1(b)(ii) (other than a breach of or inaccuracy in the Fundamental Representations or claims based upon Fraud) to the extent that such Losses exceed $1,000,000.

10.3.4            Notwithstanding anything to the contrary in this Agreement, in no event shall Company Seller’s aggregate Liability under Section 10.1(a) or Buyer’s aggregate Liability under Section 10.1(b)(i) with respect to a breach or inaccuracy of the Fundamental Representations exceed the Company Valuation as of the Closing Date, as finally determined pursuant to this Agreement.

10.3.5            Each of the Company Seller Indemnified Parties and the Buyer Indemnified Parties shall have a duty to use commercially reasonable efforts to mitigate any of its indemnifiable Losses.

10.3.6            The amount of any Losses for which Company Seller Indemnified Party or Buyer Indemnified Party claims indemnification under this Agreement shall be reduced by the amount of (i) any insurance proceeds actually received (net of any deductibles) from third party insurers with respect to such Losses (provided that the amount of such insurance proceeds deemed to have been received will also be net of any increase in premium (and retro-premium adjustments) for such insurance policies to the extent arising out of or resulting from such Losses), and (ii) any indemnification, contribution, offset or reimbursement payments actually received from third parties with respect to such Losses. The Indemnified Party shall use its good faith efforts to obtain recoveries from insurers and other third parties in respect of this Section 10.3.6. If an Indemnified Party (A) actually receives insurance proceeds from third party insurers with respect to such Losses or (B) actually receives indemnification, contribution, offset or reimbursement payments from third parties with respect to such Losses, in each case, at any time subsequent to any indemnification payment pursuant to this Article 10 and subject to the limitations in the preceding sentence, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount actually received by such Indemnified Party.

10.3.7            Notwithstanding anything provided under applicable Law, no Party shall have any Liability (including under this Article 10) for, and Losses shall not include, any punitive damages, except to the extent any such damages are awarded and paid to a third party with respect to an indemnification claim.

10.3.8            Notwithstanding anything herein to the contrary, any amount included in or otherwise previously taken into account in the determination of the Final Company Consideration (or any of the components thereof), will not be further subject to an Indemnification Claim to the extent actually taken into account in such determination.

10.3.9            The amount of any Losses payable under this Article 10 will be net of the amount of any Tax benefits actually realized by Buyer or any reduction in Taxes otherwise payable by Buyer as a result of such Loss.

10.4          No Company Contribution. The Company Seller shall not have any right to seek any indemnification or contribution from or remedy against the Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by the Company. The Company Seller hereby waives any such claim he or it, as applicable, may have against the Company with respect thereto whether at law, in equity or otherwise.

10.5          Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date, except that (a) the Fundamental Representations shall survive the Closing until the statute of limitations for such claims expires and the Company Seller’s covenant in Section 7.16 and related indemnification obligations in Section 10.1(a)(iii) shall survive until the earlier of discharge or extinguishment of all Covered Liabilities or the applicable statute of limitations with respect to such Covered Liability expires; (b) the representations and warranties set forth in Sections 4.15, 4.20 and 3.7 and 5.7 shall survive the Closing until forty-five (45) days following the expiration of the applicable statute of limitations and thereafter shall be of no further force or effect; (c) all covenants and agreements to be performed prior to the Closing shall terminate as of the Closing; and (d) covenants and agreements herein that, by their terms, are to have effect after the Closing Date shall survive for the period contemplated by such covenants or agreements. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to such Sections with respect to such claim only, if notice of such claim shall have been given to the Party against whom such indemnity may be sought prior to the time such representation, warranty, covenant or agreement would otherwise expire. In addition, any claim related to Fraud shall survive for a period of ten (10) years after the Closing.

10.6          Indemnification Waterfall. Subject to the terms and provisions of this Article 10, any indemnification obligation of Company Seller pursuant to Sections 10(a)(i) or (ii) shall be satisfied (i) first, from the Escrow Amount, until such amount has been exhausted or released or otherwise reserved in respect of a claim, and (ii) last, directly by Company Seller.

10.7          Release of Escrow Amount. On the day following the eighteen (18) month anniversary of the Closing Date (the “Escrow Release Date”), Buyer and Company Seller shall deliver joint written instructions to the Escrow Agent to release the amount then remaining in the Escrow Account (to the extent not utilized to pay Buyer for any indemnification claim) to the Company Seller provided, however, that the Escrow Agent shall be instructed to retain an amount in the Escrow Account (up to the total amount then held in the Escrow Account) equal to the amount of claims for indemnification under this Article 10 timely asserted pursuant to Section 10.2 prior to the Escrow Release Date but not yet resolved (“Unresolved Claims”). Upon resolution of an Unresolved Claim in accordance with this Article 10, Buyer and the Company Seller shall issue to Escrow Agent joint written instructions to release from the Escrow Account the portion of the Escrow Amount retained in respect of such Unresolved Claim to Company Seller, less the amount utilized to pay Buyer for such Unresolved Claim resolved in favor of Buyer.

10.8          Tax Treatment. All indemnification payments made pursuant to this Article 10 shall be treated as adjustments to the Consideration, to the extent permitted under applicable Law.

10.9          Exclusivity10.10      . After the Closing, the sole and exclusive remedy for any and all claims, Losses or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby, other than in the case of Fraud, shall be the rights of indemnification set forth in this Article 10 only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Section 10.9 will not affect the rights of Company Seller or Buyer, (i) to seek specific performance or injunctive relief pursuant to the terms of this Agreement, (ii) to recover against any Party in connection with any Fraud, (iii) to recover pursuant to the terms of Section 7.16 of this Agreement, or (iv) to recover under the terms of any other agreement entered into in connection with the transactions contemplated hereby pursuant to the terms set forth therein (including in connection with Fraud). The provisions of this Section 10.9, together with the covenants contained in this Agreement that by their nature are required to be performed after the Closing, were specifically bargained-for between Company Seller and Buyer and were taken into account by the Parties in arriving at the Consideration. Each Party, respectively, specifically relied upon the provisions of this Section 10.9 in agreeing to the Consideration and in agreeing to provide the specific representations and warranties set forth in Article 3 (in the case of Buyer), Article 4 (in the case of Company Seller and the Company), Article 5 (in the case of Marpai) and Article 6 (in the case of Marpai Sellers).

10.10        General Release

10.10.1            Effective as of the Closing, each Seller (each, a “Seller Releasing Party”) hereby unconditionally and irrevocably and forever releases and discharges each of the Company, Marpai and any present or former directors, managers, officers or employees of the Company or Marpai (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity (collectively, the respective “Released Claims”) that such Seller Releasing Party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of the Seller Releasing Party’s ownership of Marpai Notes or Seller Securities arising prior to the Closing; provided, however, that this release does not extend to (i) claims relating to fraud, (ii) rights to indemnification as a director, manager, officer or employee pursuant to a Released Party’s charter documents or rights under any directors and officers liability or errors and omissions liability insurance or (ii) any matter arising out of or relating to this Agreement, any certificate, instrument or other agreement delivered in connection herewith, or the transactions contemplated hereby or thereby (including the Conversion and the Note Exchange), including but not limited to breaches or misrepresentations made by the Buyer hereunder or thereunder, and payment of the Consideration. Each Seller acknowledges that each of the Buyer, Marpai and the Company are relying on the waiver and release provided in this Section 10.10.1 in connection with entering into this Agreement and that this Section 10.10.1 is intended for the benefit of, and to grant third party rights to each Released Party to enforce this Section 10.10.1.

10.10.2            Each Party acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Party acknowledges that such provisions are designed to protect a Party from waiving claims which it does not know exist or may exist. Nonetheless, each Party agrees that, effective as of the Closing, each Party shall be deemed to waive any such provision. Each Party further agrees that such Party shall not, nor permit any Affiliate thereof to, (a) institute a lawsuit or other Proceeding based upon, arising out of, or relating to any of the Released Claims, (b) participate, assist, or cooperate in any such proceeding or (c) encourage, assist and/or solicit any third party to institute any such proceeding.

ARTICLE 11
TERMINATION OF AGREEMENT

This Agreement may be terminated prior to the Closing as follows: (a) at the election of Buyer or Company Seller, if any one or more of the conditions to its obligation to close has not been fulfilled prior to April 15, 2021, provided however, this date may be extended by Buyer in its sole discretion until May 31, 2021 (the “Outside Date”); unless such fulfillment has been frustrated or made impossible by any breach of the terms of this Agreement by the party seeking termination; (b) by Buyer upon written notice to Company Seller if (i) Buyer is not in breach of or default under this Agreement, and Company Seller or the Company shall have breached or failed to perform any agreement or covenant contained in this Agreement to be performed or complied with by them such that the condition set forth in Section 9.1 would not be satisfied at the Closing, and such breach or failure to perform is not cured within fifteen (15) days after receipt by Company Seller of written notice thereof or is incapable of being cured by the Outside Date, (c) by Company Seller upon written notice to Buyer if (i) Company Seller and the Company is not in breach of or default under this Agreement, and Buyer shall have breached or failed to perform any agreement or covenant contained in this Agreement to be performed or complied with by them such that the condition set forth in Section 8.1 would not be satisfied at the Closing, or is incapable of being cured by the Outside Date, or (d) by mutual written consent of the Company Seller and Buyer. In the event that Buyer or the Company Seller, as the case may be, elects to terminate this Agreement, the terminating party shall deliver a notice to the other party to this Agreement declaring its election to so terminate this Agreement and setting forth therein the basis for such termination. If this Agreement is terminated pursuant to this Article 11, this Agreement shall become void and of no further force and effect, except for the provisions of Section 7.7, Section 7.14, this Article 11 and Article 13. In addition, the termination of this Agreement pursuant to this Article 11 shall not relieve a Party of an obligation in respect of Fraud prior to such termination.

ARTICLE 12
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and the Company Seller for certain tax matters following the Closing Date:

12.1         Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

12.2         Responsibility for Filing Tax Returns. The Company Seller shall prepare or cause to be prepared and filed all federal, state and local Tax Returns of the Company for any Pre-Closing Tax Period and any Straddle Period (a “Seller Return”). All Company Seller Returns shall be prepared in a manner consistent with past practices of the Company, except as otherwise required by applicable Law. Buyer and the Company will grant Company Seller and its Representatives reasonable access during normal business hours to the books and records of the Company in order to prepare such Tax Returns. At least twenty (20) calendar days prior to the due date of any such Company Seller Return for any Straddle Period, Company Seller shall submit a draft of such Straddle Period Return to Buyer for review and comment. Company Seller shall consider in good faith any reasonable comments provided by Buyer in writing and within ten (10) days after delivery of a Tax Return. In the event Company Seller disagrees with any comment to a Tax Return provided by Buyer in accordance with this Section 12.2, Buyer shall have the right to submit the matter to the Independent Accounting Firm who will make a determination of the proper treatment of the item in dispute utilizing procedures similar to the procedures set forth in Section 1.7.3. For the avoidance of doubt, Tax Returns of Company Seller or any of its Affiliates other than the Company shall not be subject to the foregoing review provisions or otherwise be required to be provided to Buyer for review or comment.

12.3          Cooperation on Tax Matters. Buyer and the Company Seller shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to Section 12.2 and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Each Party shall give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, allow the other Party to take possession of such books and records.

12.4          Tax Contests. If Buyer or the Company receives notice that a Governmental Authority is asserting a claim with respect to a Company Seller Return, Buyer shall promptly provide written notice thereof to the Company Seller. Such notice will specify in reasonable detail the basis for such claim to the extent Buyer is aware of such basis and will include a copy of the relevant portion of any correspondence received from the Governmental Authority. Company Seller will have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Governmental Authority (a “Tax Proceeding”) in respect of a Company Seller Return; provided, however, that Buyer will be entitled to participate, at its own expense, in such Tax Proceeding to the extent it relates to the Company and receive copies of any written materials relating to such Tax Proceeding received from the relevant Governmental Authority to the extent it relates to the Company, and Company Seller will not settle, compromise or abandon any such Tax Proceeding (or portion thereof) that relates to the Company and imposes obligations on the Company following Closing without obtaining the prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, of Buyer. Buyer will have the right to control, at its own expense, any Tax Proceeding involving the Company other than a Tax Proceeding in respect of a Company Seller Return.

12.5          Tax Refunds. Company Seller will be entitled to retain, or to receive prompt payment from Buyer or the Company of, any refund (including any overpayment with respect to the portion of a Straddle Period ending on the Closing Date) for any Pre-Closing Tax Period, plus any interest received or credited with respect thereto from the relevant taxing authorities, in each case to the extent not included in Net Working Capital.

12.6          Sales and Transfer Taxes. Buyer and Marpai, on the one hand, and Company Seller shall equally be responsible (50%/50%) for all sales, use, value-added, business, goods and services, transfer, real estate transfer, documentary, conveyance or similar Taxes or expenses that may be imposed as a result of the sale and transfer of the Membership Interests from Company Seller to Buyer, together with any and all penalties, interest and additions to tax with respect thereto. The Parties will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

ARTICLE 13
MISCELLANEOUS

13.1          Notices. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be sent to the addresses set forth in Exhibit E hereto (or to such other address as a Party may designate by notice to the other Party), (a) by personal delivery, in which case notice shall be deemed to have been given on the date of delivery; (b) by United States certified mail, return receipt requested, in which case notice shall be deemed to have been given three (3) days after deposit of such notice in the mail; (c) by UPS, Federal Express, DHL or other nationally-recognized overnight delivery service, in which case notice shall be deemed to have been given the day after deposit of such notice with such service; (d) by facsimile with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b) or (c), in which case notice shall be deemed to have been given on the day of the facsimile transmission as set forth in a facsimile log; or (e) by electronic mail with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b) or (c), in which case notice shall be deemed to have been given on the day of the electronic mail transmission as set forth in the body of such electronic mail transmission.

13.2          Entire Agreement; Amendments. The Disclosure Schedule, the Schedules and the Exhibits to this Agreement are incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement. This Agreement and the Transaction Documents contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter of this Agreement. This Agreement may not be amended, modified or supplemented except by written agreement of Buyer and the Company Seller.

13.3          Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the Parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

13.4          Binding Effect; Assignment; Third Parties. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, successors and permitted assigns and any reference to a Party will also be a reference to an heir, executor, successor or permitted assign. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by a Party without the prior written consent of the other Parties; provided that Buyer shall be entitled to assign this Agreement or all or any part of its rights or obligations hereunder (i) to any one or more Affiliates of Buyer, provided further that such assignment shall not relieve Buyer of any of its obligations hereunder, (ii) in connection with the sale of all or any substantial portion of the assets of Buyer or one or more Affiliates of Buyer or (iii) for collateral security purposes to any lender providing financing to Buyer. This Agreement is not intended and shall not be deemed to confer upon or give any Person, except the Parties and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement, except that Indemnified Parties shall be deemed thirty party beneficiaries of the provisions set forth in Article 10.

13.5          Interpretation. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. All references in this Agreement to “dollars” or “$” means United States dollars. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

13.6          Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal Laws of Delaware, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby). Each Party agrees that any legal action or proceeding with respect to this Agreement shall be brought in the state courts sitting in the City of Wilmington, New Castle County, Delaware except where such court lacks subject matter jurisdiction. The Parties agree that no such legal action or proceeding will be filed prior to compliance with Section 13.10. In such event, the action or proceeding shall be brought in the federal district court sitting in the City of Wilmington, Delaware. Each Party irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each Party irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in this Section 13.6. Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof in accordance with Section 13.1 and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by Law. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of the courts referenced in this Section 13.6.

13.7          No Publicity. From the date of this Agreement, no Party shall (nor shall they permit their Affiliates to), without the written approval of the other Parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement or any Transaction Document or reveal the terms or existence of this Agreement or any Transaction Document, or the transactions contemplated hereby or thereby, to any Person (other than such Party’s Representatives on a need to know basis), except as and to the extent that any such Party shall be so obligated by applicable Law; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any Law; provided, further, that following the Closing Date, the provisions of this Section 13.7 shall not apply to Buyer.

13.8          WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

13.9         Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby or conferred by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 11, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

13.10        Dispute Resolution.

13.10.1            The Parties shall first attempt to resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), under the provisions of this Section 13.10. Compliance with the procedures set forth in this Section 13.10 shall be an express condition precedent to litigation of a Dispute in accordance with Section 13.6.

13.10.2            A Party shall send written notice to the other Party(ies) of any Dispute (“Dispute Notice”). The Parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within ten (10) days after one Party delivers the Dispute Notice to the other Party(ies), any Party may, by written notice to the other Part(ies) (“Escalation to Executive Notice”), refer such Dispute to the chief executives of each Party (“Executive(s)”). If the Executives cannot resolve any Dispute during the time period ending fifteen (15) after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Mediation Date”), any Party may initiate mediation under Section 13.10.3.

13.10.3            Subject to Section 13.10.2, the Parties may, at any time after the Escalation to Mediation Date, submit the Dispute to mediation in Tampa, Florida by a mutually agreed independent mediation service by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties shall cooperate with one another in selecting a mediation service, and shall cooperate with the mediation service and with one another in selecting a neutral and independent mediator and in scheduling the mediation proceedings. If the Parties are unable to agree on a mediation service or mediator within thirty (30) days after the Escalation to Mediation Date, the Parties will promptly request the President of the Hillsborough County, Florida Bar Association to select the mediator. The Parties covenant that they will use good faith efforts in participating in the mediation. The Parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the Parties. The Parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

13.10.4            If the Parties cannot resolve any Dispute for any reason, including, but not limited to, the failure of either Party to agree to enter into mediation or agree to any settlement proposed by the mediator, within thirty (30) after the Escalation to Mediation Date, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 13.6.

13.11        Further Assurances. Each Party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

13.12        Counterparts. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment, and any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes.

13.13        Conflicts; Privileges.

(a)            Acknowledgement of Prior Representation. Buyer acknowledges that Company Seller and the Company have retained Baker & Hostetler LLP to act as their counsel in connection with this Agreement, the Confidentiality Agreement and any transaction contemplated hereby or thereby (the “Current Representation”).

(b)            Acknowledgement of Subsequent Representation. Buyer, for itself, and following the Closing on behalf of the Company, hereby acknowledges that after the Closing, Baker & Hostetler LLP may represent Company Seller, or any officer, director, manager, employee, shareholder, partner or member of Company Seller (any such Person, a “Designated Person”) in matter(s) involving or arising from the Current Representation, including the interpretation or application of this Agreement or the Confidentiality Agreement, and including for the avoidance of doubt in litigation, arbitration, dispute or mediation between or among Buyer, the Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer, the Company or any of their respective Affiliates, and even though Baker & Hostetler LLP may have represented the Company, in a substantially related matter or may be representing Company Seller in ongoing matters.

(c)            Waiver of Conflict. Buyer, for itself, and following the Closing on behalf of the Company, hereby waives and agrees not to assert (i) any claim that Baker & Hostetler LLP has a conflict of interest in any representation described in Section 13.13(b), solely by reason of its prior representation of Company Seller and the Company and (ii) any confidentiality obligation with respect to any communication between Baker & Hostetler LLP, on the one hand, and any Designated Person, on the other hand, occurring during the Current Representation, except as may be necessary to prevent disclosure of such communication(s) to a third party.

(d)            Retention of Privilege. Buyer, for itself, and following the Closing on behalf of the Company, hereby agrees that as to all attorney-client privileged communications (whether before, at or after the Closing) between Baker & Hostetler LLP, on the one hand, and any Designated Person, on the other hand, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, that relate in any way to the Current Representation, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Buyer or the Company. Without limiting the foregoing, notwithstanding any policy of Buyer or the Company or any agreement between the Company and any Designated Person or any Representative of any Designated Person or the Company, whether established or entered into before, at or after the Closing, neither Buyer nor the Company may review or use for any purpose without such Designated Person’s written consent, or seek to compel disclosure to Buyer or the Company (or any of their Representatives), any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence; provided, however, that the Buyer and the Company may assert such privilege in connection with any Proceeding against a third party. In the event that a dispute or investigation or audit arises after the Closing between Buyer or the Company, on the one hand, and a third party, on the other hand, or otherwise does not involve a dispute between Buyer and Company Seller or any Designated Person, Buyer and the Company shall notify Company Seller if Buyer or the Company requires access to any privileged or protected pre-Closing communications in order to assist in Buyer or Company’s response to, conduct of, or defense of the third-party claim, investigation, or audit, and such access shall not unreasonably be refused. Nothing herein shall prevent Buyer and/or the Company from requesting, using or accessing all communications between or among Baker & Hostetler LLP and the Company, Company Seller and/or any Designated Person in connection with any claim arising under or in connection with this Agreement or the transactions contemplated thereby or otherwise, in each case so long as such communications are not subject to the attorney-client privilege or other applicable protection referred to in this paragraph (d).

(e)            Further Assurances.  Buyer further agrees that Baker & Hostetler LLP and its partners, shareholders and employees are third party beneficiaries of this Section 13.13.

13.14        Non-Recourse. Except for Sections 7.7, 7.10, 7.11, 7.12, and, with respect to such aforementioned sections, Section 13.9, this Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein). Except for claims or Proceedings based on Sections 7.7, 7.10, 7.11, 7.12 and, with respect to such aforementioned sections, Section 13.9, (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement may be made only against the Persons that are expressly identified as parties hereto and (b) except for claims or Actions based on Sections 7.7, 7.10, 7.11, 7.12 and, with respect to such aforementioned sections, Section 13.9, neither Company Seller nor any of its Affiliates or Representatives shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action that may arise out of or relate to this Agreement.

13.15        Joinder. Hillcour hereby joins in this Agreement for the purpose of agreeing to pay and perform, and to be jointly and severally liable with Company Seller for, Company Seller’s obligations under Section 7.16 and Section 10(a)(iii) of this Agreement (collectively, the “Guaranteed Obligations”). Hillcour agrees that Buyer shall have direct recourse against Hillcour for the Guaranteed Obligations and Buyer shall not be obligated to pursue its remedies against Company Seller prior to making a claim against Hillcour hereunder. Hillcour represents that it is deriving direct or indirect benefits from the transactions contemplated by this Agreement, and that Hillcour’s execution of this Agreement is a material inducement to Buyer’s execution of this Agreement. Hillcour’s liability hereunder shall in no way be affected by: (a) any amendment to this Agreement; (b) the release or discharge of Company Seller in any creditors’ rights, receivership, bankruptcy or other insolvency proceedings; (c) the impairment, limitation or modification of the liabilities of Company Seller to Buyer resulting from the operation of any present or future provision of the U.S. bankruptcy code or other insolvency statute; (d) any suretyship defenses or other defenses to the enforcement of guarantees generally (all of which are hereby waived) or (e) the rejection or disaffirmance of this Agreement in any such bankruptcy or insolvency proceedings. The obligations of Hillcour created hereby shall in all respects be continuing, and shall remain in full force and effect notwithstanding, without limitation, the dissolution of Seller, until fulfillment or termination of all of the Guaranteed Obligations.

13.16        Certain Acknowledgements of Buyer. Buyer hereby acknowledges and agrees that:

(a)            EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES IN ARTICLE 4 OF THIS AGREEMENT AND/OR ANY CERTIFICATE DELIVERED AT CLOSING, NONE OF COMPANY SELLER, THE COMPANY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO PURCHASER OR ANY OTHER PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE COMPANY, THE MEMBERHSIP INTERESTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION WITH RESPECT THERETO.

(b)            None of Company Seller, the Company or any other Person makes any representation or warranty to Buyer regarding the probable success or profitability of the Company, and any projections, forecasts, estimates, budgets or other forward-looking statements or information provided in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby are estimates and projections of future performance that were made by the Company, and there is no assurance that any such results will be achieved, and it has not relied on any promise, representation or warranty that is not set forth in Article 4 of this Agreement or any certificate delivered at Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has duly executed and delivered this Agreement as of the date first above written.

“Buyer”

Marpai, Inc., a Delaware corporation

By:	/s/ Edmundo Gonzalez
Name: Edmundo Gonzalez
Title: CEO

“Marpai”

Marpai Healthcare, Inc., a Delaware corporation

By:	/s/ Edmundo Gonzalez
Name: Edmundo Gonzalez
Title: CEO

“Company”

Continental Benefits, LLC, a Florida limited liability company

By:	/s/ Philip G. Mowry
Name: Philip G. Mowry
Title: Authorized Representative

“Company Seller”

WellEnterprises USA, LLC, a Florida limited liability company

By:	/s/ Philip G. Mowry
Name: Philip G. Mowry
Title: Manager

Solely for the purposes set forth in Section 13.15:

“HillCour”

HillCour, Inc., a Florida corporation

By:	/s/ Philip G. Mowry
Name: Philip G. Mowry
Title: Senior Vice President and Chief Legal Officer

Marpai Health “Stockholders”:

RainMaker II LLC

By:	/s/ Chandler Rapson
Name:	Chandler Rapson
Title:	Chairman

Midwood 43 Trust

By:	/s/ Arnold Jung
Name:	Arnold Jung
Title:	Trustee

Pearl Cohen Zedek Latzer Baratz LLP

By:	/s/ Zeev Pearl
Name:	Zeev Pearl
Title:	Managing Partner

SQN Venture Income Fund, LP

By:	/s/ Ryan McCalley
Name:	Ryan McCalley
Title:	Managing Partner

Vincent Kane

By:	/s/ Vincent Kane

Ariel Zamir

By:	/s/ Ariel Zamir

Rotem Eitan

By:	/s/ Rotem Eitan

Eli David

By: /s/ Eli David

Yaron Eitan

By: /s/ Yaron Eitan

Noam Eitan

By: /s/ Noam Eitan

Edmundo Gonzalez

By: /s/ Edmundo Gonzalez

Mordechai Geva

By: /s/ Mordechai Geva

Yuri Kokush

By: /s/ Yuri Kokush

Marpai health “Original Noteholders”:

Grays West Ventures LLC		EM Sidewater Associates II

By:	/s/ Edmundo Gonzalez	By:	/s/ Steven Sidewater
Name:	Edmundo Gonzalez	Name:	Steven Sidewater
Title:	Sole Member	Title:	General Partner

HillCour Investment Fund LLC		Sidewater Associates I

By:	/s/ Damien Lamendola	By:	/s/ Samuel Sidewater
Name:	Damien Lamendola	Name:	Samuel Sidewater
Title:	Manager	Title:	General Partner

Pishinano Holdings Co. Limited		Winston J. Churchill

By:	/s/ Kyriakos Kyriakou	By:	/s/ Winston J. Churchill
Name:	Kyriakos Kyriakou
Title:	Director	Samuel Sidewater

Weatherford Funds, LLC		By:	/s/ Steven Sidewater

By:	/s/ Will Weatherford	Ignacio Mounetou
Name:	Will Weatherford
Title:	Managing Member	By:	/s/ Ignacio Mounetou

Marpai “New Noteholders”:

Yaron Eitan		HillCour Investment Fund LLC

By:	/s/ Yaron Eitan	By:	/s/ Damien Lamendola L
		Name:	Damien Lamendola L
		Title:	Manager

JADI Trust
Winston J. Churchill
By:	/s/ Arnold Jung
Name:	Arnold Jung	By:	/s/ Winston J. Churchill
Title:	Trustee	Name:	Winston J. Churchill

Jeffrey D’Alessio
Sidewater Associates I
By: :
		By:	/s/ Samuel Sidewater
		Name:	Samuel Sidewater
Derval Capital LLC		Title:	General Partner

By:	/s/ Derrick Ragland	Steven Sidewater
Name:	Derrick Ragland
Title:	CEO	By:	/s/ Steven Sidewater

Pearl Cohen Zedek Latzer Baratz LLP
Frank Mastandrea
By:	/s/ Zeev Pearl
Name:	Zeev Pearl	By: :	/s/ Frank Mastandrea
Title:	Managing Partner

Eric Kaplan
Compostit LLC
		By: :	/s/ Eric Kaplan
By:	/s/ Zeev Pearl
Name:	Zeev Pearl
Title:	Managing Partner	Oz Halabi

		By: :	/s/ Oz Halabi
The Kadosh Family Irrevocable Trust - 2020

By:	/s/ Ruvannie Kadosh	Yuri Kokush
Name:	Ruvannie Kadosh
		By: :	/s/ Yuri Kokush